Filed Pursuant to Rule 424(b)(2)
Registration No. 333-179405

Prospectus supplement
(To Prospectus Dated November 29, 2012)

Meritor, Inc.
$225,000,000
6-1/4% Notes due 2024

Interest payable February 15 and August 15

Issue price: 6-1/4%, plus accrued interest, if any, from February 13, 2014

Meritor, Inc., which we refer to as the issuer, is offering $225,000,000 of its 6-1/4% Notes due February 15, 2024, which we refer to as the “notes.” The notes will mature on February 15, 2024. The issuer will pay interest on the notes on each February 15 and August 15, beginning on August 15, 2014. Interest will accrue from February 13, 2014.

Prior to February 15, 2019, we may redeem any of the notes at the redemption price described in this prospectus supplement under “Description of the Notes—Optional Redemption—Make-Whole Redemption.” On or after February 15, 2019, we may redeem any of the notes at the redemption prices described in this prospectus supplement under the caption “Description of the Notes—Optional Redemption—Redemption After February 15, 2019.” In addition, prior to February 15, 2017, we may redeem up to 35% of the aggregate principal amount of the notes issued on the initial issue date of the notes with the net cash proceeds of certain public sales of our common stock at a redemption price equal to 106.25% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, on the notes to be redeemed. If a change of control (as defined herein) occurs, unless we have exercised our right to redeem the notes, each holder of notes may require us to repurchase some or all of the holder’s notes at a purchase price equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, on the notes to be repurchased.

The obligations under the notes will be guaranteed by certain of our subsidiaries. The notes will be our unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness, will be effectively junior to our secured indebtedness to the extent of the value of the security therefor, will be senior to any subordinated debt and will be structurally subordinated to the liabilities of any of our subsidiaries that will not be guarantors of the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-16.

The notes will be a new issue of securities and currently there is no established trading market for the notes. We do not intend to list the notes on any securities exchange or to arrange for the notes to be quoted on any automated dealer quotation system.

			Proceeds to
	Price to	Underwriting	Meritor Inc.,
	public(1)	discount	before expenses(1)
Per Note	100.000%	1.750%	98.250%
Total	$225,000,000	$3,937,500	$221,062,500

(1) Plus accrued interest from February 13, 2014, if settlement occurs after that date.

Delivery of the notes is expected to be made to investors in book-entry form through The Depository Trust Company on or about February 13, 2014.

Joint Book-Running Managers
J.P. Morgan	BofA Merrill Lynch	Citigroup
RBC Capital Markets		RBS
Co-Managers

BNP PARIBAS
PNC Capital Markets LLC
Fifth Third Securities
Huntington Investment Company
Comerica Securities
February 10, 2014

We are responsible for the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free-writing prospectus we prepare or authorize. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or any such free-writing prospectus is accurate as of any date other than the filing date of the applicable document.

Table of contents

Prospectus Supplement

About This Prospectus Supplement	S-1
Cautionary Statement	S-2
Summary	S-3
Risk Factors	S-16
Use of Proceeds	S-33
Capitalization	S-34
Consolidated Ratio of Earnings
to Fixed Charges	S-35
Description of the Notes	S-36
Material United States Federal Income
and Estate Tax Consequences	S-56
Underwriting (Conflicts of Interest)	S-61
Legal Matters	S-66
Experts	S-66

Prospectus

About This Prospectus	2
Where You Can Find
More Information	2
Documents Incorporated
by Reference	3
Cautionary Statement	3
Our Company	4
Risk Factors	4
Use Of Proceeds	5

Consolidated Ratio of Earnings
to Fixed Charges	5
Description of Debt Securities	5
Description of Capital Stock	14
Description of The Warrants	17
Plan of Distribution	18
Legal Matters	21
Experts	21

About This Prospectus Supplement

This prospectus supplement is a supplement to the accompanying prospectus, dated November 29, 2012, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) using the SEC’s shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of the notes. Both this prospectus supplement and the accompanying prospectus include or incorporate by reference important information about us, the notes and other information you should know before investing in the notes. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made or incorporated by reference prior to the date hereof in the accompanying prospectus, the statements made or incorporated by reference prior to the date hereof in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

Before you invest in the notes, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference in the accompanying prospectus that are described under the caption “Documents Incorporated by Reference” in the accompanying prospectus.

This prospectus supplement, including the accompanying prospectus and the incorporated documents, includes trademarks, service marks and trade names owned by us or other companies. All such trademarks, service marks and trade names are the property of their respective owners.

References in this prospectus supplement to “Meritor, Inc.,” “Meritor,” the “company,” “we,” “us” and “our” are to Meritor, Inc., its subsidiaries and its predecessors, unless otherwise indicated or the context otherwise requires. The term “you” refers to a prospective investor.

Cautionary Statement

This prospectus supplement, the accompanying prospectus, the documents that are incorporated by reference in the accompanying prospectus and any free writing prospectuses filed by us with the SEC may contain statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reduced production for certain military programs and our ability to secure new military programs as our primary military programs wind down by design in future years; reliance on major original equipment manufacturer (“OEM”) customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations and our ability to obtain new customers; the outcome of actual and potential product liability, warranty and recall claims; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to adjust their demands in view of rapid changes in production levels; global economic and market cycles and conditions; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postretirement benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts and obligations in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to successfully conclude ongoing negotiations with our lenders regarding a new credit agreement; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; and possible changes in accounting rules; as well as other substantial costs, risks and uncertainties, including but not limited to those detailed herein and in our Annual Report on Form 10-K for the year ended September 30, 2013, as amended, and from time to time in our other filings with the SEC. See also the following portions of our Annual Report on Form 10-K for the year ended September 30, 2013, as amended: Item 1. Business, “Customers; Sales and Marketing”; “Competition”; “Raw Materials and Supplies”; “Employees”; “Environmental Matters”; “International Operations”; and “Seasonality; Cyclicality”; Item 1A. Risk Factors; Item 3. Legal Proceedings; and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements are made only as of the respective dates on which they were made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Summary

The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information about us and this offering. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk Factors” in this prospectus supplement, as well as our consolidated financial statements and the related notes thereto incorporated by reference in the accompanying prospectus, before making a decision to invest in the notes.

Our Company

We are a premier global supplier of a broad range of integrated systems, modules and components to original equipment manufacturers (“OEMs”) and the aftermarket for the commercial vehicle, transportation and industrial sectors. We serve commercial truck, trailer, off-highway, military, bus and coach and other industrial OEMs and certain aftermarkets. Our principal products are axles, undercarriages, drivelines, brakes and braking systems.

We were incorporated in Indiana in 2000 in connection with the merger of Meritor Automotive, Inc. and Arvin Industries, Inc. Our executive offices are located at 2135 West Maple Road, Troy, Michigan 48084. Our telephone number is (248) 435-1000.

We serve a broad range of customers worldwide, including medium- and heavy-duty truck OEMs, specialty vehicle manufacturers, certain aftermarkets, and trailer producers. Our total sales from continuing operations in fiscal year 2013 were approximately $3.7 billion. Our ten largest customers accounted for approximately 71 percent of fiscal year 2013 sales from continuing operations. Sales from operations outside the United States accounted for approximately 61 percent of total sales from continuing operations in fiscal year 2013. Our continuing operations also included 5 unconsolidated joint ventures, which we accounted for under the equity method of accounting and that generated revenues of approximately $1.6 billion in fiscal year 2013.

We operate in two segments as follows:

  The Commercial Truck & Industrial segment supplies drivetrain systems and components, including axles, drivelines and braking and suspension systems, for medium- and heavy-duty trucks, off-highway, military, construction, bus and coach, fire and emergency and other applications in North America, South America, Europe and Asia Pacific. This segment also includes the company’s aftermarket businesses in Asia Pacific and South America; and

  The Aftermarket & Trailer segment supplies axles, brakes, drivelines, suspension parts and other replacement and remanufactured parts, including transmissions, to commercial vehicle aftermarket customers in North America and Europe. This segment also supplies a wide variety of undercarriage products and systems for trailer applications in North America.

Our fiscal year ends on the Sunday nearest to September 30. Fiscal year 2013 ended on September 29, 2013, fiscal year 2012 ended on September 30, 2012 and fiscal year 2011 ended on October 2, 2011. The first quarter of fiscal years 2014 and 2013 ended on December 29, 2013 and December 30, 2012, respectively. All year and quarter references relate to our fiscal year and fiscal quarters unless otherwise stated. For ease of presentation, September 30 and December 31 are utilized consistently throughout this prospectus supplement to represent the fiscal year end and first fiscal quarter end, respectively.

References in this prospectus supplement and the accompanying prospectus to our belief that we are a leading supplier or the world’s leading supplier, and other similar statements as to our relative market position are based principally on calculations we have made. These calculations are based on information we have collected, including company and industry sales data obtained from internal and available external sources as well as our estimates. In addition to such quantitative data, our statements are based on other competitive factors such as our technological capabilities, our engineering, research and development efforts, and our innovative solutions as well as the quality of our products and services, in each case relative to that of our competitors in the markets we address.

Business Strategies

We are a global supplier of a broad range of integrated systems, modules and components to OEMs and the aftermarket for the commercial vehicle, transportation and industrial sectors, and we believe we have developed leading market positions in many of the markets we serve. The unprecedented challenges in the last few years in the credit markets, deterioration and then rapid upturn in the commercial vehicle market and a worldwide recession have forced us to focus our business and operating strategies to align to these new business conditions and to better position our company for the future. We are working to enhance our leadership positions and capitalize on our existing customer, product and geographic strengths.

During fiscal year 2014, we expect a slight increase in production volumes in North America compared to the levels experienced in fiscal year 2013. We anticipate a slight decrease in production volumes in South America resulting from continued economic uncertainty during fiscal year 2014. Production volumes in Europe were up in first quarter of fiscal year 2014 in advance of the new commercial truck emission standard requirements, with a decline in production expected in the remainder of the year. Production volumes in the Asia Pacific region, more specifically China, are expected to remain unchanged compared to levels experienced in fiscal year 2013. We expect the market in India to be down another 8% in fiscal year 2014 given the current economic climate. There is no certainty as to when these volumes in the Asia Pacific region will return to the levels experienced in 2011.

Sales for our primary military program were at their peak during the third quarter of fiscal year 2012, began to wind down beginning in fiscal year 2013 and will terminate by the end of fiscal year 2014. We are working to secure our participation in new military programs with various OEMs. However, failure to secure new military contracts could have a longer-term negative impact on our Commercial Truck and Industrial Segment. In addition, even if sales of our military programs do return to historic levels, the levels of profitability on these sales could be lower than what we have recognized in recent periods.

Our business continues to address a number of other challenging industry-wide issues including the following:

  Uncertainty around the global market outlook;

  Volatility in price and availability of steel, components and other commodities;

  Disruptions in the financial markets and their impact on the availability and cost of credit;

  Higher energy and transportation costs;

  Impact of currency exchange rate volatility;

  Consolidation and globalization of OEMs and their suppliers; and

  Significant pension and retiree medical health care costs.

Other significant factors that could affect our results and liquidity in fiscal year 2014 and beyond include the following:

  Significant contract awards or losses of existing contracts or failure to negotiate acceptable terms in contract renewals (including, without limitation, negotiations with our largest customer, Volvo, which are ongoing regarding our contract with Volvo covering axle supply in Europe, South America and Australia, which is scheduled to expire in October 2014);

  Failure to obtain new business;

  Failure to secure new military contracts as our primary military programs wind down;

  Ability to work with our customers to manage rapidly changing production volumes;

  Ability to recover and timing of recovery of steel price and other cost increases from our customers;

  Ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, in the event one or more countries exit the European monetary union;

  Any unplanned extended shutdowns or production interruptions by us, our customers or our suppliers;

  A significant deterioration or slowdown in economic activity in the key markets in which we operate;

  Higher than planned price reductions to our customers;

  Potential price increases from our suppliers;

  Additional restructuring actions and the timing and recognition of restructuring charges;

  Higher than planned warranty expenses, including the outcome of known or potential recall campaigns;

  Our ability to implement planned productivity, cost reduction, and other margin improvement initiatives;

  Uncertainties of asbestos claim litigation including the outcome of litigation with insurance companies regarding the scope of coverage and the long-term solvency of our insurance carriers; and

  Restrictive government actions by foreign countries (such as restrictions on transfer of funds and trade protection measures, including export duties and quotas and customs duties and tariffs).

Our specific business strategies are influenced by these industry factors and trends as well as by the recent global economic and financial crisis and are focused on leveraging our resources to continue to develop and produce competitive product offerings. We believe the following strategies will allow us to maintain a balanced portfolio of commercial truck, industrial and aftermarket businesses covering key global markets. See “Risk Factors—Risks Related to Our Business” for information on certain risks that could have an impact on our business, financial condition or results of operations in the future.

M2016 Strategy

In 2013, we launched M2016 — a three-year plan that we believe will drive value for our shareholders, customers and employees. It defines specific financial measures of success for improved EBITDA margin, reduced debt (including retirement liabilities) and increased revenue through organic growth. We expect that M2016 will be our roadmap from now until 2016.

To achieve the financial measures of success, the plan focuses on four priorities:

  Drive operational excellence

  Focus on customer value

  Reduce product cost

  Invest in a high-performing team

Drive Operational Excellence

The Operational Excellence area of M2016 highlights our focus on executing the Meritor Production System to achieve targeted improvements in safety, quality, delivery, cost and employee involvement. We have a history of driving continuous improvement.

The Meritor Production System is a lean manufacturing initiative that guides our pursuit of operational excellence. The Meritor Production System integrates several of our previous performance improvement initiatives into a set of actions that focuses on improving systems, processes, behaviors and capabilities primarily associated with five core metrics:

  Safety - We have initiated safety programs throughout our global operations to protect our employees with a target to further reduce total case rate by 2016. Total case rate is a measure of the rate of recordable workplace injuries normalized per 100 employees per year.

  Quality - We are driving toward further reducing our customer quality rate measured by parts per million (PPM) by the end of 2016 through focusing on design for manufacturing, supplier development, Six Sigma, training and new technologies.

  Cost - We are targeting further net improvement each year for labor and burden cost reduction. Major areas of attention include driving better equipment utilization, reducing changeover time, eliminating waste, improving shift and asset utilization, and investing in equipment to improve cycle time and flexibility.

  People - We encourage every employee to submit at least three suggestions for operational improvement. In fiscal year 2013, we implemented approximately $1.5 million in improvements in North America based on hundreds of employee suggestions throughout our global footprint. These suggestions primarily consisted of ideas for increasing production efficiencies, improving quality of product and reducing worker lost time through enhanced safety measures.

  Delivery - In fiscal year 2013, we achieved the highest original equipment delivery performance in three years. Our target with M2016 is to achieve even greater performance.

Throughout our company, continuous improvement teams work to improve workplace safety, improve design and quality, implement cost savings ideas, increase productivity and efficiency, and streamline operations. Maintaining a continuous improvement culture is important to improving our business operations and operating results.

As part of Operational Excellence, we are also focused on optimizing our manufacturing footprint to drive additional cost savings.

In fiscal year 2013, we completed a number of important initiatives in order to optimize our manufacturing footprint including the following:

  We transferred our on-highway business in China to Xuzhou Meritor Axle Co. Ltd., our majority-owned off-highway joint venture to improve efficiency, preserve revenue growth potential and reduce overhead costs.

  In South America, we strengthened our long-term relationship with MAN by moving into a new facility in its supplier park in Resende, which allows MAN to improve delivery time to its end customers.

  In North America, we consolidated our Canadian remanufacturing operations into our facility in Indiana to optimize resources and strengthen customer service for our Canadian and U.S. customers.

  In addition, we also moved axle assembly operations from our facility in Ohio to North Carolina for greater efficiencies.

Focus on Customer Value

We have established three main goals for improving customer value as part of our M2016 plan. Our first goal is to introduce new products and win new business to drive profitable growth. Second, we are working closely with our customers to achieve the Meritor Value Proposition. Finally, we plan to meet or exceed global customer expectations in terms of quality, delivery, innovation and customer service.

Growing Profitably - Our goal is to drive growth from new customers, new programs and/ or new products. For more than 100 years, our products have evolved to meet the changing needs of our customers in all major regions of the world. As technology has advanced, we have consistently designed products that are more fuel efficient, lighter weight, safer, and more durable and reliable. The Meritor brand is well established globally and represents a wide portfolio of high-quality products for many vocations.

Building upon the strength of our core technologies, we intend to expand our presence globally and continue our growth in complementary product lines. Our strategy involves continuing to capitalize on our geographic diversity and product line capability through our strong, global customer relationships and our substantial aftermarket presence. Through implementation of a technology roadmap, complementary technologies such as electronics, controls and mechatronics are being applied to traditional product lines to provide enhanced performance and expanded vehicle content, as demonstrated with the launch in fiscal year 2013 of SmartFlow™ Central Tire Inflation System (CTIS) and DriveCommand™ Drivetrain Control (DTC). These systems deliver customized tire pressure and drivetrain management to keep military vehicles moving through various terrains and extreme conditions.

As industry trends continue to lean toward an increasing amount of equipment for environmental and safety-related regulatory provisions, OEMs select suppliers based not only on the cost and quality of their products but also on their ability to meet stringent environmental and safety requirements and to service and support the customer after the sale. We use our technological and market expertise to develop and engineer products that address mobility, safety, regulatory and environmental concerns.

To address safety, we have implemented a strategy of focusing on products and technologies that enhance overall vehicle braking performance. As part of this strategy, we are focusing on the integration of braking and stability products and suspension products as well as the development of electronic control capabilities. Through MeritorWabco, our joint venture with WABCO Holdings, Inc., we offer electronic braking systems that integrate anti-lock braking systems technology, automatic traction control, collision avoidance systems and other key vehicle control system components to improve braking performance and meet all required stopping distances for commercial vehicles.

Achieving the Meritor Value Proposition - We are recognized globally for our capabilities in designing, testing and manufacturing high quality drivetrain and braking products. With efficiency and safety in mind, our global engineering team works with supply chain and manufacturing to offer a technology-rich portfolio of drivetrain and braking solutions for original equipment manufacturers and the aftermarket.

We effectively manage complexity for small volumes and aim to support our customers’ needs during periods of high volumes. The quality, durability and on-time delivery of our products has earned us strong positions in most of the markets we support. As we seek to extend and expand our business with existing customers and begin relationships with new ones, our objective is to ensure we are getting a fair value for the recognized benefits of our products and services and the strong brand equity we hold in the marketplace.

We believe the quality of our core product lines, our ability to service our products through our aftermarket capabilities, and our sales and service support team give us a competitive advantage. A key part of being a preferred supplier is the ability to deliver service through the entire life cycle of the product.

Exceeding Customer Expectations - As part of our overall strategy, we will measure customer satisfaction. Our performance in the eyes of our customers is very important.

Reduce Product Cost

A broad collaborative effort among our Purchasing, Engineering, Supply Chain and Operations units is needed to effectively manage product costs, as we target achieving annual net material reductions (measured against controllable spend). We intend to drive such material performance using three different approaches.

While commercial negotiations with our suppliers will likely always play a role in managing product cost, we are also actively engaging in best cost country sourcing and technical innovation that we believe can generate more permanent forms of cost reduction. We will explore further sourcing from best cost countries to add more balance as we take advantage of differences in global supplier cost and capabilities. And we will continue to assess options involved in changing product designs to lower product costs. As we explore opportunities in this area, we will ensure we balance our target with the quality and delivery standards we require from our global supply base.

Increasing inventory turns is an important element in improving our working capital performance. We believe we can improve our inventory turnover rate from our current levels. By reducing inventory, we would be able to generate more cash to reinvest in the business or to return to shareholders.

We intend to accomplish this through localization of our supply base where possible; warehousing close to our facilities for imported supply; improved demand planning so that material and supply chain planning teams can better determine how much inventory to hold; increased accuracy in forecasting; and minimizing or eliminating low-volume products.

Invest in a High Performing Team

We believe that our strength to compete in the global market is dependent upon having the engagement of each and every Meritor employee. We want Meritor to be a place where talented people thrive. Around the world, we pride ourselves on collaboration, creativity and commitment. Over the next three years, we will focus on employee satisfaction in four major areas: Mission, Consistency, Involvement and Adaptability. Within each of these areas are specific elements that we will measure ourselves against annually.

We recognize that a high performing team is critical to the level of performance we want to achieve. We have a strong and experienced leadership team and commitment from our employees to seek to create the level of sustainable performance improvement we desire. We will also continue to diversify our workforce because we recognize the value of different opinions and backgrounds in a company as global as Meritor.

Products

We design, develop, manufacture, market, distribute, sell, service and support a broad range of products for use in the transportation and industrial sectors. In addition to sales of original equipment systems and components, we provide our original equipment, aftermarket and remanufactured products to vehicle OEMs, their dealers (who in turn sell to motor carriers and commercial vehicle users of all sizes), independent distributors and other end-users in certain aftermarkets.

The following chart sets forth, for each of the three fiscal years with the most recent ended September 30, 2013, information about product sales comprising more than 10% of consolidated revenue in any of those years. A narrative description of our principal products follows the chart.

Product Sales:

	Fiscal Year Ended
	September 30,
	2013	2012	2011
Axles, Undercarriage and Drivelines	78%	75%	78%
Brakes and Braking Systems	20%	23%	21%
Other	2%	2%	1%
Total	100%	100%	100%

The two segments included in our continuing operations manufacture and supply the products set forth and described below.

Axles, Undercarriage & Drivelines

We believe we are one of the world’s leading independent suppliers of axles for medium- and heavy-duty commercial vehicles, with the leading market position in axle manufacturing in North America, South America and Europe, and are one of the major axle manufacturers in the Asia Pacific region. Our extensive truck axle product line includes a wide range of front steer axles and rear drive axles. Our front steer and rear drive axles can be equipped with our cam, wedge or air disc brakes, automatic slack adjusters, complete wheel-end equipment such as hubs, rotors and drums, and (through our MeritorWABCO joint venture) anti-lock braking systems (“ABS”) and vehicle stability control systems.

We supply heavy-duty axles in certain global regions for use in numerous off-highway vehicle applications, including construction, material handling, and mining. We also supply axles for use primarily in medium- and heavy-duty military tactical wheeled vehicles, principally in North America. These products are designed to tolerate high tonnage and operate under extreme geographical and climate conditions. In addition, we have other off-highway vehicle products that are currently in development for certain other regions. We also supply axles for use in buses, coaches and recreational vehicles, fire trucks and other specialty vehicles in North America, Asia Pacific and Europe, and believe we are the leading supplier of bus and coach axles in North America.

We are one of the major manufacturers of heavy-duty trailer axles in North America. Our trailer axles are available in more than 40 models in capacities from 20,000 to 30,000 pounds for virtually all heavy trailer applications and are available with our broad range of suspension modules, brake products, including drum brakes, disc brakes, anti-lock and trailer stability control systems, and ABS (through our MeritorWABCO joint venture).

We supply universal joints and driveline components, including our Permalube™ universal joint and RPL Permalube™ driveline, which are maintenance free, permanently lubricated designs used often in the high mileage on-highway market. We supply drivelines in a variety of global regions, for use in numerous on-highway vehicle applications, including construction, material handling and mining. We supply transfer cases and drivelines for use in medium- and heavy-duty military tactical wheeled vehicles, principally in North America. We also supply transfer cases for use in specialty vehicles in North America. Anti-lock brakes and stability control systems (which we supply through our MeritorWABCO joint venture) are also used in military vehicles and specialty vehicles. In addition, we supply trailer air suspension systems and products with an increasing market presence in North America. We also supply advanced suspension modules for use in light-, medium- and heavy-duty military tactical wheeled vehicles, principally in North America.

Brakes and Braking Systems

We believe we are one of the leading independent suppliers of air brakes to medium- and heavy-duty commercial vehicle manufacturers in North America and Europe. In Brazil, one of the largest truck and trailer markets in the world, we believe that Master Sistemas Automotivos Limitada, our 49%-owned joint venture with Randon S. A. Vehiculos e Implementos, is a leading supplier of brakes and brake-related products.

Through manufacturing facilities located in North America, Asia Pacific and Europe, we manufacture a broad range of foundation air brakes, as well as automatic slack adjusters for brake systems. Our foundation air brake products include cam drum brakes, which offer improved lining life and tractor/trailer interchangeability; wedge drum brakes, which are lightweight and provide automatic internal wear adjustment; air disc brakes, which provide enhanced stopping distance and improved fade resistance for demanding applications; and wheel-end components such as hubs, drums and rotors.

Our brakes and brake system components also are used in medium- and heavy-duty military tactical wheeled vehicles, principally in North America. We also supply brakes for use in buses, coaches and recreational vehicles, fire trucks and other specialty vehicles in North America and Europe, and we believe we are the leading supplier of bus and coach brakes in North America, and also supply brakes for commercial vehicles, buses and coaches in Asia Pacific.

U.S. federal regulations require that new medium- and heavy-duty vehicles sold in the United States be equipped with ABS. We believe that Meritor WABCO Vehicle Control Systems, our 50%-owned joint venture with WABCO, is a leading supplier of ABS and a supplier of other electronic and pneumatic control systems (such as stability control and collision avoidance systems) for North American heavy-duty commercial vehicles. The joint venture also supplies hydraulic ABS to the North American medium-duty truck market and produces stability control and collision mitigation systems for tractors and trailers, which are designed to help maintain vehicle stability and aid in reducing tractor-trailer rollovers and other incidents.

Other Products

In addition to the products discussed above, we sell other complementary products, including third party and private label items, through our aftermarket distribution channels. These products are generally sold under master distribution or similar agreements with outside vendors and include brake shoes and friction materials; automatic slack adjusters; yokes and shafts; wheel-end hubs and drums; ABS and stability control systems; shock absorbers and air springs; and air brakes, air systems, air dryers and compressors.

Divestiture Activity

On July 30, 2013, we completed the sale of our overall 50 percent ownership equity interest in Suspensys Sistemas Automotivos LTDA (the “Suspensys JV”) to our joint venture partner, Randon S.A. Implementos E Participaçoes. The Suspensys JV was formed in 2002 and is primarily engaged in the manufacture and sale of air and mechanical suspension systems for trucks, buses and trailers, trailer axles, third axles, hubs and drums for trucks, buses and trailers. The purchase price for the sale was $195 million, which was composed of $190 million in cash (approximately $4 million of which was in the form of a pre-closing cash dividend) and $5 million in lease abatements for a facility in Brazil leased by us from the Suspensys JV.

Recent Developments

We have an existing $415 million revolving credit facility which matures in April 2017, of which no amounts are currently outstanding. We are currently in discussions with our existing lenders and other potential lenders to, among other things, extend the maturity of this facility to 2019. However, we cannot assure you that we will successfully reach an agreement with our lenders or on what terms. Further, the size of any new facility may differ in size from our current facility maturing in April 2017.

Summary Financial Data

The summary financial data set forth below for the years ended September 30, 2013, 2012 and 2011 and as of December 31, 2013 and 2012 have been derived from our audited consolidated financial statements, which are incorporated by reference in the accompanying prospectus. The summary financial data for the three months ended December 31, 2013 and 2012 have been derived from our unaudited consolidated financial statements, which are incorporated by reference in the accompanying prospectus.

Historical results are not necessarily indicative of the results to be expected in the future. You should read the information below in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for the year ended September 30, 2013, as amended, and in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2013 and our consolidated and unconsolidated financial statements and related notes that are incorporated by reference in the accompanying prospectus.

				Three Months
	Year Ended and			Ended and
	at September 30,			at December 31,
	2013	2012	2011	2013	2012
STATEMENT OF OPERATIONS DATA
Sales
Commercial Truck & Industrial	$2,920	$3,613	$3,828	$727	$715
Aftermarket & Trailer	898	937	949	208	203
Intersegment Sales	(117)	(132)	(155)	(28)	(27)
Total Sales	$3,701	$4,418	$4,622	$907	$891
Operating Income	$1	$173	$174	$42	$14
Income (Loss) Before Income Taxes	45	137	159	23	(6)
Net Income Attributable to
Noncontrolling Interests	(2)	(11)	(17)	(2)	—
Net Income (Loss) Attributable to
Meritor, Inc.:
Income (Loss) from Continuing
Operations	$(20)	$70	$65	$11	$(16)
Loss from Discontinued Operations	(2)	(18)	(2)	—	(5)
Net Income (Loss)	$(22)	$52	$63	$11	$(21)

BALANCE SHEET DATA
Total Assets	$2,570	$2,501	$2,663	$2,497	$2,341
Short-term Debt	13	18	84	12	23
Long-term Debt	1,125	1,042	950	1,126	1,032

The Offering

The following summary contains basic information about this offering. This summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the notes, see “Description of the Notes” in this prospectus supplement.

Issuer	Meritor, Inc.

Securities offered	$225,000,000 aggregate principal amount of 6-1/4% notes due 2024.

Maturity date	February 15, 2024.

Interest	Interest will accrue on the notes from the date the notes are issued at the rate set forth on the cover of this prospectus supplement and will be payable on February 15 and August 15 of each year, beginning August 15, 2014.

Optional Redemption	Prior to February 15, 2019, we may redeem any of the notes at the redemption price described in this prospectus supplement under “Description of the Notes—Optional Redemption—Make-Whole Redemption.” Prior to February 15, 2017, we may redeem up to 35% of the aggregate principal amount of the notes issued on the initial issue date of the notes with the net cash proceeds of certain public sales of our common stock at a redemption price equal to 106.25% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, on the notes to be redeemed. On or after February 15, 2019, we may redeem any of the notes at the redemption prices described in this prospectus supplement under “Description of the Notes—Optional Redemption—Redemption After February 15, 2019.” See “Description of the Notes—Optional Redemption.”

Offer to Repurchase upon Change of Control
If a change of control (as defined herein) occurs, unless we have exercised our right to redeem the notes, each holder of notes may require us to repurchase some or all of the holder’s notes at a purchase price equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, on the notes to be repurchased. See “Description of the Notes—Repurchase of Notes Upon a Change of Control.”

Ranking

The notes:

  will be unsecured;

  will rank equally in right of payment with our existing and future senior unsecured indebtedness;

  will be effectively junior to our existing and future secured indebtedness to the extent of the value of the security therefor (as of December 31, 2013, no amounts are outstanding under our $415 million senior secured revolving credit facility or our existing $100 million U.S. accounts receivable securitization arrangement, and approximately $41 million is outstanding under our secured term loan);

  will be senior to any future subordinated debt; and

  will be structurally subordinated to the liabilities of any of our subsidiaries that will not be guarantors of the notes.

Guarantees

Each of our subsidiaries (other than one subsidiary that currently has minimal assets, which is in the process of voluntary liquidation) from time to time guaranteeing our senior secured credit facility, as it may be amended, extended, replaced or refinanced, or any subsequent credit facility will guarantee the notes on a senior unsecured basis. These guarantees will remain in effect until the earlier to occur of payment in full of the notes or termination or release of the applicable corresponding guarantee under our senior secured credit facility, as it may be amended, extended, replaced or refinanced, or any subsequent credit facility.

The guarantees by our subsidiaries will be senior unsecured obligations of the guarantors and will rank equally with existing and future senior unsecured indebtedness of such subsidiaries. The guarantees by our subsidiaries will be effectively subordinated to all of the existing and future secured indebtedness of such subsidiaries, to the extent of the value of the assets securing such indebtedness.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants require us to satisfy certain conditions in order to:

  incur debt secured by liens;

  engage in sale/leaseback transactions;

  merge or consolidate with another entity or transfer substantially all of our assets to another person; and

  make certain restricted payments.

For a more detailed discussion of these covenants, see “Description of Debt Securities—Covenants” in the accompanying prospectus as modified by “Description of the Notes—Certain Additional Covenants.”

Use of Proceeds

We estimate that the net proceeds from the sale of the notes in this offering will be approximately $220 million, after deducting estimated underwriting discounts and our expenses related to this offering.

We intend to use the net proceeds from this offering to fund a portion of the redemption of the $250 million aggregate principal amount outstanding of our 10-5/8% notes due 2018 (the “2018 notes”).

Net proceeds of this offering may be temporarily invested before use. See “Use of Proceeds.”

Further Notes	We may from time to time create and issue further notes ranking equally and ratably with the notes offered hereby, so that these further notes will be consolidated and form a single series with the notes offered hereby and have the same terms as to status, redemption or otherwise as the notes offered hereby.

Material United States Federal Income and Estate Tax
Consequences	For a discussion of the material United States federal income and estate tax consequences of the acquisition, holding and disposition of the notes, see “Material United States Federal Income and Estate Tax Consequences.”

Risk Factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in the notes.

Conflicts of Interest	Certain of the underwriters or their affiliates may hold our 2018 notes or may be lenders and/or agents under other of our indebtedness, including our term loan, and may receive a portion of the proceeds from this offering. See “Underwriting.”

Risk Factors

Investment in the securities offered pursuant to this prospectus supplement involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus, before investing in the notes. Any of these risks could cause our actual results to vary materially from recent results or from anticipated future results or could materially and adversely affect our business, financial condition and results of operations. This effect could be compounded if multiple risks were to occur. The occurrence of any of these risks might cause you to lose all or part of your investment in these securities. Please also refer to the section above entitled “Cautionary Statement.”

Risks Related to Our Business

We may not be able to execute our M2016 Strategy.

In 2013, we announced our M2016 Strategy, a three-year plan to achieve sustainable financial strength. In connection with the plan, we established certain financial goals relating to adjusted EBITDA margins, debt reduction and incremental revenue. The M2016 Strategy is based on our current planning assumptions, and achievement of the plan is subject to a number of risks. Our assumptions include that the global economy and our markets improve; we are able to secure new business wins (a significant portion of which generates sales by the year 2016, which more than offset losses of existing business); we are able to reduce costs and increase pricing; and any increases in raw materials prices are substantially offset by customer recovery mechanisms. If our assumptions are incorrect, if management is not able to execute the plan or if our business suffers from any number of additional risks set forth herein, we may not be able to achieve the financial goals we have announced.

Our primary military program is winding down and failure to secure new military contracts, which are subject to continued appropriations by Congress, could adversely affect our ability to maintain our sales and results of operations.

We have significant sales to U.S. Government contractors in the military vehicle market. Sales for our primary military program were at their peak during the third quarter of fiscal year 2012. This program is expected to wind down next year, and failure to secure new military contracts could have a longer-term negative impact to the company. In addition, even if sales of our military programs do return to historic levels, the levels of profitability on these sales could be lower than what we have recognized in recent periods.

Future sales from orders placed under contracts with U.S. Government contractors are reliant on the continuing availability of Congressional appropriations. If government defense spending decreases on selected programs or future defense budgets and appropriations for the military vehicles that our products supply are subject to budgeting constraints or differing priorities, reductions in appropriations for these military vehicles could adversely affect our ability to maintain our sales and results of operations.

We depend on large OEM customers, and loss of sales to these customers or failure to negotiate acceptable terms in contract renewal negotiations or to obtain new customers could have an adverse impact on our business.

We are dependent upon large OEM customers with substantial bargaining power with respect to price and other commercial terms. In addition, we have long-term contracts with certain of these customers that are subject to renegotiation and renewal from time to time (including, without limitation, negotiations with our largest customer, AB Volvo, which are ongoing regarding our contract covering axle supply in Europe, South America and Australia, which is scheduled to expire in October 2014). Loss of all or a substantial portion of sales to any of our large volume customers for whatever reason (including, but not limited to, loss of contracts or failure to negotiate acceptable terms in contract renewal negotiations, loss of market share by these customers, insolvency of such customers, reduced or delayed customer requirements, plant shutdowns, strikes or other work stoppages affecting production by such customers), continued reduction of prices to these customers, or a failure to obtain new customers could have a significant adverse effect on our financial results. There can be no assurance that we will not lose all or a portion of sales to our large volume customers, or that we will be able to offset continued reduction of prices to these customers with reductions in our costs or obtain new customers.

During fiscal year 2013, sales to our three largest customers, AB Volvo, Daimler AG and Navistar International Corporation, represented approximately 24 percent, 15 percent and 10 percent, respectively, of our sales from continuing operations. No other customer accounted for 10% or more of our total sales from continuing operations in fiscal year 2013.

The level of our sales to large OEM customers, including the realization of future sales from awarded business or achieving new business or customers, is inherently subject to a number of risks and uncertainties, including the number of vehicles that these OEM customers actually produce and sell. Several of our significant customers have major union contracts that expire periodically and are subject to renegotiation. Any strikes or other actions that affect our customers’ production during this process would also affect our sales. Further, to the extent that the financial condition, including bankruptcy or market share of any of our largest customers, deteriorates or their sales otherwise continue to decline, our financial position and results of operations could be adversely affected. In addition, our customers generally have the right to replace us with another supplier under certain circumstances. Accordingly, we may not in fact realize all of the future sales represented by our awarded business. Any failure to realize these sales could have a material adverse effect on our financial condition and results of operations.

Ability to manage rapidly changing production and sales volume in the commercial vehicle market may adversely affect our results of operations.

Production and sales in the commercial vehicle market have been volatile in recent years. Our business may experience difficulty in adapting to rapidly changing production and sales volumes. In an upturn of the cycle when demand increases from what had recently been a historical low for production, we may have difficulty in meeting such extreme or rapidly increasing demand. This difficulty may include not having sufficient manpower or working capital to meet the needs of our customers or relying on other suppliers who may not be able to respond quickly to a changed environment when demand increases rapidly. In contrast, in the downturn of the cycle, we may have difficulty sustaining profitability given fixed costs (as further discussed below).

A further downturn in the global economy could materially adversely affect our results of operations, financial condition and cash flows.

Although the global economy has improved since the global economic recession that began in late 2008 and continued through 2009, the recession had a significant adverse impact on our business, customers and suppliers. Our cash and liquidity needs were impacted by the level, variability and timing of our customers’ worldwide vehicle production and other factors outside of our control. If the global economy were to take another significant downturn, depending upon the length, duration and severity of another recession, our results of operations, financial condition and cash flow would be materially adversely affected again.

Our levels of fixed costs can make it difficult to adjust our cost base to the extent necessary, or to make such adjustments on a timely basis, and continued volume declines can result in non-cash impairment charges as the value of certain long-lived assets is reduced. As a result, our financial condition and results of operations have been and would be expected to continue to be adversely affected during periods of prolonged declining production and sales volumes in the commercial vehicle markets.

The negative impact on our financial condition and results of operations from continued volume declines could also have negative effects on our liquidity. If cash flows are not available from our operations, we may be required to rely on the banking and credit markets to meet our financial commitments and short-term liquidity needs; however, we cannot predict whether that funding will be available at all or on commercially reasonable terms. In addition, in the event of reduced sales, levels of receivables would decline, which would lead to a decline in funding available under our U.S. receivables facilities or under our European factoring arrangements.

Our working capital requirements may negatively affect our liquidity and capital resources.

Our working capital requirements can vary significantly, depending in part on the level, variability and timing of our customers’ worldwide vehicle production and the payment terms with our customers and suppliers. As production volumes increase, our working capital requirements to support the higher volumes generally increase. If our working capital needs exceed our cash flows from operations, we would look to our cash balances and availability for borrowings under our borrowing arrangements to satisfy those needs, as well as potential sources of additional capital, which may not be available on satisfactory terms and in adequate amounts.

In addition, since many of our accounts receivable factoring programs support our working capital requirements in Europe, any dissolution of the European monetary union, if it were to occur, or any other termination of our European factoring agreements could have a material adverse effect on our liquidity if we were unable to renegotiate such agreements or find alternative sources of liquidity.

One of our consolidated joint ventures in participates in bills of exchange programs to settle accounts receivable from its customers and obligations to its trade suppliers. These programs are common in China and generally require the participation of local banks. Any disruption in these programs, if it were to occur, could have an adverse effect on our liquidity if we were unable to find alternative sources of liquidity.

Our liquidity, including our access to capital markets and financing, could be constrained by limitations in the overall credit market, our credit ratings, our ability to comply with financial covenants in our debt instruments, our suppliers suspending normal trade credit terms on our purchases, or by other factors beyond our control.

Our current revolving credit facility matures in April 2017. While we are currently in discussions with our lenders to, among other things, extend the maturity of this facility to 2019, we cannot assure you that we will successfully reach an agreement with our lenders or on what terms. Upon expiration of this facility, we will require a new or renegotiated facility (which may be smaller and have less favorable terms than our current facility) or other financing arrangements. Our ability to access additional capital in the long term will depend on availability of capital markets and pricing on commercially reasonable terms as well as our credit profile at the time we are seeking funds, and there is no guarantee that we will be able to access additional capital.

Standard & Poor’s current corporate credit rating, senior secured credit rating and senior unsecured credit rating for our company are B, BB- and B-, respectively. Moody’s Investors Service corporate credit rating, senior secured credit rating and senior unsecured credit rating for our company are B2, Ba2 and B3, respectively. There are a number of factors, including our ability to achieve the intended benefits from restructuring and other strategic activities on a timely basis, that could result in lowering of our credit ratings. The rating agencies’ opinions about our creditworthiness may also be affected by their views of industry conditions generally, including their views concerning the financial condition of our major OEM customers. If the credit rating agencies perceive further weakening in the industry, they could lower our ratings. Declines in our ratings could reduce our access to capital markets, further increase our borrowing costs and result in lower trading prices for our securities.

Our liquidity could also be adversely impacted if our suppliers were to suspend normal trade credit terms and require more accelerated payment terms, including payment in advance or payment on delivery of purchases. If this were to occur, we would be dependent on other sources of financing to bridge the additional period between payment of our suppliers and receipt of payments from our customers.

In December 2012, the SEC brought administrative proceedings against five accounting firms, including the Chinese affiliate of our independent registered public accounting firm, alleging that they had refused to produce audit work papers and other documents related to certain other China-based companies under investigation by the SEC for potential accounting fraud. On January 22, 2014, an initial administrative law decision was issued, censuring these Chinese accounting firms and suspending four of the five firms from practicing before the SEC for a period of six months. The decision is neither final nor legally effective unless and until the decision has been reviewed and affirmed by the SEC Commissioners. The Chinese accounting firms have the ability to appeal and the four firms which are subject to the six month suspension from practicing before the SEC have indicated that they will appeal. The sanction will not become effective until after a full appeal process is concluded and a final decision is issued by the SEC Commissioners. The Chinese accounting firms can also further appeal the final decision of the SEC through the federal appellate courts. Our independent registered public accounting firm is not involved in the proceedings brought by the SEC against the Chinese accounting firms. However, our independent registered public accounting firm utilizes the work of its Chinese affiliate in auditing our Chinese operations. If the decision is affirmed on appeal, we may therefore be adversely affected by the outcome of the proceedings, along with other U.S. multinational corporations with Chinese operations whose independent registered public accounting firms utilize the work of their Chinese affiliates who are subject to the SEC enforcement action. For example, if we (like other U.S. multinational companies similarly situated) were not able to timely file our periodic reports with the SEC because our independent registered public accounting firm concludes that a scope limitation exists with respect to the audit our annual financial statements or the review of our quarterly financial statements, this could adversely impact our ability to raise capital in the U.S. public markets.

We operate in an industry that is cyclical and that has periodically experienced significant year-to-year fluctuations in demand for vehicles; we also experience seasonal variations in demand for our products.

The industries in which we operate have been characterized historically by significant periodic fluctuations in overall demand for medium- and heavy-duty trucks and other vehicles for which we supply products, resulting in corresponding fluctuations in demand for our products. The length and timing of any cycle in the vehicle industry cannot be predicted with certainty.

Production and sales of the vehicles for which we supply products generally depend on economic conditions and a variety of other factors that are outside our control, including freight tonnage, customer spending and preferences, vehicle age, labor relations and regulatory requirements. In particular, demand for our Commercial Truck & Industrial segment products can be affected by a pre-buy before the effective date of new regulatory requirements, such as changes in emissions standards. Historically, implementation of new, more stringent, emissions standards has increased heavy-duty truck demand prior to the effective date of the new regulations, and correspondingly decreased this demand after the new standards are implemented. In addition, any expected increase in the heavy-duty truck demand prior to the effective date of new emissions standards may be offset by instability in the financial markets and resulting economic contraction in the U.S. and worldwide markets.

Sales from the aftermarket portion of our Aftermarket & Trailers segment depend on overall levels of truck ton miles and gross domestic product (GDP) and may be influenced by times of slower economic growth or economic contraction based on the average age of commercial truck fleets.

We may also experience seasonal variations in the demand for our products to the extent that vehicle production fluctuates. Historically, for our business, demand has been somewhat lower in the quarters ended September 30 and December 31, when OEM plants may close during model changeovers and vacation and holiday periods or when there are fewer selling days during the quarter. In addition, our aftermarket business and our operations in China generally experience higher than usual demand in the quarters ending March 31 and June 30.

Disruptions in the financial markets could again impact the availability and cost of credit which could negatively affect our business.

Disruptions in the financial markets, including the bankruptcy, insolvency or restructuring of certain financial institutions, and the lack of liquidity generally could again impact the availability and cost of incremental credit for many companies and may adversely affect the availability of credit already arranged. Such disruptions could adversely affect the U.S. and world economy, further negatively impacting consumer spending patterns in the transportation and industrial sectors. In addition, as our customers and suppliers respond to rapidly changing consumer preferences, they may require access to additional capital. If that capital is not available or its cost is prohibitively high, their business would be negatively impacted which could result in further restructuring or even reorganization under bankruptcy laws. Any such negative impact, in turn, could negatively affect our business either through loss of sales to any of our customers so affected or through inability to meet our commitments (or inability to meet them without excess expense) because of loss of supplies from any of our suppliers so affected. There are no assurances that government responses to these disruptions will restore consumer confidence or improve the liquidity of the financial markets.

In addition, disruptions in the capital and credit markets, as were experienced a few years ago, could adversely affect our ability to draw on our revolving credit facility. Our access to funds under that credit facility is dependent on the ability of the banks that are parties to the facility to meet their funding commitments. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from Meritor and other borrowers within a short period of time. Longer-term disruptions in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives, or failures of significant financial institutions could adversely affect our access to liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged.

Continued fluctuation in the prices of raw materials and transportation costs has adversely affected our business and, together with other factors, will continue to pose challenges to our financial results.

Prices of raw materials, primarily steel and oil, for our manufacturing needs and costs of transportation fluctuated sharply in recent years, including rapid increases which had a negative impact on our operating income for certain periods. Steel price increases, along with increasing transportation costs, created pressure on profit margins, and if they recur in the future, they could unfavorably impact our financial results going forward. While we have had steel pricing adjustment programs in place with most major OEMs, the price adjustment programs have tended to lag the increase in steel costs and have generally not contemplated all non-index-related increases in steel costs. Raw material price fluctuation, together with the volatility of the commodity markets will continue to pose risks to our financial results. If we are unable to pass price increases on to our customer base or otherwise mitigate the costs, our operating income could be adversely affected.

Escalating price pressures from customers may adversely affect our business.

Pricing pressure by OEMs is a characteristic, to a certain extent, of the commercial vehicle industry. Virtually all OEMs have aggressive price reduction initiatives and objectives each year with their suppliers, and such actions are expected to continue in the future. Accordingly, we must be able to reduce our operating costs in order to maintain our current margins. Price reductions have impacted our margins and may do so in the future. There can be no assurance that we will be able to avoid future customer price reductions or offset future customer price reductions through improved operating efficiencies, new manufacturing processes, sourcing alternatives or other cost reduction initiatives.

We operate in a highly competitive industry.

Each of Meritor’s businesses operates in a highly competitive environment. We compete worldwide with a number of North American and international providers of components and systems, some of which are owned by or associated with some of our customers. Some of these competitors are larger and have greater financial resources or have established stronger relationships with significant customers. In addition, certain OEMs manufacture products for their own use that compete with the types of products we supply, and any future increase in this activity could displace Meritor’s sales.

Many companies in our industry have undertaken substantial changes in contractual obligations to current and former employees, primarily with respect to pensions and other postretirement benefits. The bankruptcy or insolvency of a major competitor has resulted in certain companies eliminating or reducing some or all of these obligations including their debt obligations, which could give that competitor a cost advantage over us.

Exchange rate fluctuations could adversely affect our financial condition and results of operations.

As a result of our substantial international operations, we are exposed to foreign currency risks that arise from our normal business operations, including in connection with our transactions that are denominated in foreign currencies. While we employ financial instruments to hedge certain of our foreign currency exchange risks relating to these transactions, our efforts to manage these risks may not be successful. In addition, we translate sales and other results denominated in foreign currencies into U.S. dollars for purposes of our consolidated financial statements. As a result, appreciation of the U.S. dollar against these foreign currencies generally will have a negative impact on our reported revenues and operating income, while depreciation of the U.S. dollar against these foreign currencies will generally have a positive effect on reported revenues and operating income. For fiscal year 2011, our reported financial results benefited from depreciation of the U.S. dollar against foreign currencies; whereas, during fiscal years 2012 and 2013, our reported financial results were adversely affected by appreciation of the U.S. dollar against foreign currencies. We generally do not hedge against our foreign currency exposure related to translations to U.S. dollars of our financial results denominated in foreign currencies.

A disruption in supply of raw materials or parts could impact our production and increase our costs.

Some of our significant suppliers have experienced weak financial condition in recent years that resulted in filing for protection under the bankruptcy laws. In addition, some of our significant suppliers are located in developing countries. We are dependent upon the ability of our suppliers to meet performance and quality specifications and delivery schedules. The inability of a supplier to meet these requirements, the loss of a significant supplier, or any labor issues or work stoppages at a significant supplier could disrupt the supply of raw materials and parts to our facilities and could have an adverse effect on us.

Work stoppages or similar difficulties could significantly disrupt our operations.

A work stoppage at one or more of our manufacturing facilities could have a material adverse effect on our business. In addition, if a significant customer were to experience a work stoppage, that customer could halt or limit purchases of our products, which could result in shutting down the related manufacturing facilities. Also, a significant disruption in the supply of a key component due to a work stoppage at one of our suppliers could result in shutting down manufacturing facilities, which could have a material adverse effect on our business.

Our international operations are subject to a number of risks.

We have a significant number of facilities and operations outside the United States, including investments and joint ventures in developing countries. During fiscal 2013, approximately 61 percent of our sales were generated outside of the United States. Our strategy to grow in emerging markets may put us at risk due to the risks inherent in operating in such markets. In particular, we have grown over an extended period of time, and intend as part of our strategy to continue to grow, in India and Brazil. Our international operations are subject to a number of risks inherent in operating abroad, including, but not limited to:

  risks with respect to currency exchange rate fluctuations (as more fully discussed above);

  risks to our liquidity if the European monetary union were to dissolve and we were unable to renegotiate European factoring agreements;

  local economic and political conditions;

  disruptions of capital and trading markets;

  possible terrorist attacks or acts of aggression that could affect vehicle production or the availability of raw materials or supplies;

  restrictive governmental actions (such as restrictions on transfer of funds and trade protection measures, including export duties and quotas and customs duties and tariffs);

  changes in legal or regulatory requirements;

  import or export licensing requirements;

  limitations on the repatriation of funds;

  difficulty in obtaining distribution and support;

  nationalization;

  the laws and policies of the United States affecting trade, foreign investment and loans;

  the ability to attract and retain qualified personnel;

  tax laws; and

  labor disruptions.

There can be no assurance that these risks will not have a material adverse impact on our ability to increase or maintain our foreign sales or on our financial condition or results of operations.

A violation of the financial covenants in our senior secured credit facility could result in a default thereunder and could lead to an acceleration of our obligations under this facility and, potentially, other indebtedness.

Our ability to borrow under our existing financing arrangements depends on our compliance with covenants in the related agreements, and on our performance against covenants in our bank credit facility that require compliance with certain financial ratios as of the end of each fiscal quarter. To the extent that we are unable to maintain compliance with these requirements or to perform against the financial ratio covenants due to one or more of the various risk factors discussed herein or otherwise, our ability to borrow, and our liquidity, would be adversely impacted.

Availability under the revolving credit facility is subject to a collateral test, performed quarterly, pursuant to which borrowings on the revolving credit facility cannot exceed 1.0x the collateral test value. Availability under the revolving credit facility is also subject to certain financial covenants based on (i) the ratio of the company’s priority debt (consisting principally of amounts outstanding under the revolving credit facility, term loan, U.S. accounts receivable securitization and factoring programs, and third-party non-working capital foreign debt) to EBITDA and (ii) the amount of annual capital expenditures. We are currently required to maintain a total priority-debt-to-EBITDA ratio, as defined in the agreement, of 2.00 to 1.00 as of the last day of each fiscal quarter through maturity.

If an amendment or waiver is needed (in the event we do not meet one of these covenants) and not obtained, we would be in violation of that covenant, and the lenders would have the right to accelerate the obligations upon the vote of the lenders holding more than 50% of outstanding loans thereunder. A default under the senior secured credit facility could also constitute a default under our outstanding convertible notes as well as our U.S. receivables facility and could result in the acceleration of these obligations. In addition, a default under our senior secured credit facility could result in a cross-default or the acceleration of our payment obligations under other financing agreements. If our obligations under our senior secured credit facility and other financing arrangements are accelerated as described above, our assets and cash flow may be insufficient to fully repay these obligations, and the lenders under our senior secured credit facility could institute foreclosure proceedings against our assets.

Our strategic initiatives may be unsuccessful, may take longer than anticipated or may result in unanticipated costs.

The success and timing of any future divestitures and acquisitions will depend on a variety of factors, many of which are not within our control. If we engage in acquisitions, we may finance these transactions by issuing additional debt or equity securities. The additional debt from any such acquisitions, if consummated, could increase our debt to capitalization ratio. In addition, the ultimate benefit of any acquisition would depend on our ability to successfully integrate the acquired entity or assets into our existing business and to achieve any projected synergies. There is no assurance that the total costs and total cash costs associated with any current and future restructuring will not exceed our estimates, or that we will be able to achieve the intended benefits of these restructurings.

We are exposed to environmental, health and safety and product liabilities.

Our business is subject to liabilities with respect to environmental and health and safety matters. In addition, we are required to comply with federal, state, local and foreign laws and regulations governing the protection of the environment and health and safety, and we could be held liable for damages arising out of human exposure to hazardous substances or other environmental or natural resource damages. Environmental health and safety laws and regulations are complex, change frequently and tend to be increasingly stringent. As a result, our future costs to comply with such laws may increase significantly. There is also an inherent risk of exposure to warranty and product liability claims, as well as product recalls, in the commercial and automotive vehicle industry if our products fail to perform to specifications or are alleged to cause property damage, injury or death.

With respect to environmental liabilities, we have been designated as a potentially responsible party at nine Superfund sites (excluding sites as to which our records disclose no involvement or as to which our liability has been finally determined). In addition to the Superfund sites, various other lawsuits, claims and proceedings have been asserted against us alleging violations of federal, state and local and foreign environmental protection requirements or seeking remediation of alleged environmental impairments. We have established reserves for these liabilities when we determine that the company has a probable obligation and we can reasonably estimate it, but the process of estimating environmental liabilities is complex and dependent on evolving physical and scientific data at the site, uncertainties as to remedies and technologies to be used, and the outcome of discussions with regulatory agencies. The actual amount of costs or damages for which we may be held responsible could materially exceed our current estimates because of these and other uncertainties which make it difficult to predict actual costs accurately. In future periods, new laws and regulations, changes in remediation plans, advances in technology and additional information about the ultimate clean-up remedy could significantly change our estimates and have a material impact on our financial position and results of operations. Management cannot assess the possible effect of compliance with future requirements.

We are exposed to asbestos litigation liability.

One of our subsidiaries, Maremont Corporation, manufactured friction products containing asbestos from 1953 through 1977, when it sold its friction product business. We acquired Maremont in 1986. Maremont and many other companies are defendants in suits brought by individuals claiming personal injuries as a result of exposure to asbestos-containing products. We, along with many other companies, have also been named as a defendant in lawsuits alleging personal injury as a result of exposure to asbestos used in certain components of products of Rockwell International Corporation. Liability for these claims was transferred to us at the time of the spin-off of Rockwell’s automotive business to Meritor in 1997.

The uncertainties of asbestos claim litigation, the outcome of litigation with insurance companies regarding the scope of coverage and the long-term solvency of our insurance carriers make it difficult to predict accurately the ultimate resolution of asbestos claims. The possibility of adverse rulings or new legislation affecting asbestos claim litigation or the settlement process increases that uncertainty. Although we have established reserves to address asbestos liability and corresponding receivables for recoveries from our insurance carriers, if our assumptions with respect to the nature of pending and future claims, the cost to resolve claims and the amount of available insurance prove to be incorrect, the actual amount of liability for asbestos-related claims, and the effect on us, could differ materially from our current estimates and, therefore, could have a material impact on our financial position and results of operations.

We are exposed to the rising cost of pension and other postretirement benefits.

The commercial vehicle industry, like other industries, continues to be impacted by the cost of pension and other postretirement benefits. In estimating our expected obligations under our pension and postretirement benefit plans, we make certain assumptions as to economic and demographic factors, such as discount rates, investment returns and health care cost trends. If actual experience as to these factors is worse than our assumptions, our obligations could grow which could in turn increase the amount of mandatory contributions to these plans in the coming years. Our pension plans and other postretirement benefits are under funded by $341 million and $538 million, respectively, as of September 30, 2013.

Impairment in the carrying value of long-lived assets and goodwill could negatively affect our operating results and financial condition.

We have a significant amount of long-lived assets and goodwill on our consolidated balance sheet. Under generally accepted accounting principles, long-lived assets, excluding goodwill, are required to be reviewed for impairment whenever adverse events or changes in circumstances indicate a possible impairment. If business conditions or other factors cause our operating results and cash flows to decline, we may be required to record non-cash impairment charges. Goodwill must be evaluated for impairment at least annually. If the carrying value of our reporting units exceeds their current fair value the goodwill is considered impaired and is reduced to fair value via a non-cash charge to earnings. Events and conditions that could result in impairment in the value of our long-lived assets and goodwill include changes in the industries in which we operate, particularly the impact of the current downturn in the global economy, as well as competition and advances in technology, adverse changes in the regulatory environment, or other factors leading to reduction in expected long-term sales or operating results. If the value of long-lived assets or goodwill is impaired, our earnings and financial condition could be adversely affected.

The value of our deferred tax assets could become impaired, which could materially and adversely affect our results of operations and financial condition.

In accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 740 “Income Taxes,” each quarter we determine the probability of the realization of deferred tax assets, using significant judgments and estimates with respect to, among other things, historical operating results, expectations of future earnings and tax planning strategies. If we determine in the future that there is not sufficient positive evidence to support the valuation of these assets, due to the risk factors described herein or other factors, we may be required to adjust the valuation allowance to reduce our deferred tax assets. Such a reduction could result in material non-cash expenses in the period in which the valuation allowance is adjusted and could have a material adverse effect on our results of operations and financial condition. In addition, future changes in laws or regulations could have a material impact on the company’s overall tax position.

Our overall effective tax rate is equal to our total tax expense as a percentage of our total earnings before tax. However, tax expenses and benefits are determined separately for each tax paying component (an individual entity) or group of entities that is consolidated for tax purposes in each jurisdiction. Losses in certain jurisdictions which have valuation allowances against their deferred tax assets provide no current financial statement tax benefit unless required under the intra-period allocation requirements of ASC Topic 740. As a result, changes in the mix of projected earnings between jurisdictions, among other factors, could have a significant impact on our overall effective tax rate.

Our unrecognized tax benefits recorded in accordance with FASB ASC Topic 740 could significantly change.

FASB ASC Topic 740, “Income Taxes,” defines the confidence level that a tax position must meet in order to be recognized in the financial statements. This topic requires that the tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. In the event that the more-likely-than-not threshold is not met, we would be required to change the relevant tax position which could have an adverse effect on our results of operations and financial condition.

Restriction on use of tax attributes from tax law “ownership change”.

Section 382 of the U.S. Internal Revenue Code of 1986, as amended, limits the ability of a corporation that undergoes an “ownership change” to use its tax attributes, such as net operating losses and tax credits. In general, an “ownership change” occurs if five percent shareholders (applying certain look-through rules) of an issuer’s outstanding common stock, collectively, increase their ownership percentage by more than fifty percentage points within any three year period over such shareholders’ lowest percentage ownership during this period. If we were to issue new shares of stock, such new shares could contribute to such an “ownership change” under U.S. tax law. Moreover, not every event that could contribute to such an “ownership change” is within our control. If an “ownership change” under Section 382 were to occur, our ability to utilize tax attributes in the future may be limited.

Assertions against us or our customers relating to intellectual property rights could materially impact our business.

Our industry is characterized by companies that hold large numbers of patents and other intellectual property rights and that vigorously pursue, protect and enforce intellectual property rights. From time to time, third parties may assert against us and our customers and distributors their patent and other intellectual property rights to technologies that are important to our business.

Claims that our products or technology infringe third-party intellectual property rights, regardless of their merit or resolution, are frequently costly to defend or settle and divert the efforts and attention of our management and technical personnel. In addition, many of our supply agreements require us to indemnify our customers and distributors from third-party infringement claims, which have in the past and may in the future require that we defend those claims and might require that we pay damages in the case of adverse rulings. Claims of this sort also could harm our relationships with our customers and might deter future customers from doing business with us. We do not know whether we will prevail in these proceedings given the complex technical issues and inherent uncertainties in intellectual property litigation. If any pending or future proceedings result in an adverse outcome, we could be required to:

  cease the manufacture, use or sale of the infringing products or technology;

  pay substantial damages for infringement;

  expend significant resources to develop non-infringing products or technology;

  license technology from the third-party claiming infringement, which license may not be available on commercially reasonable terms, or at all;

  enter into cross-licenses with our competitors, which could weaken our overall intellectual property portfolio;

  lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property against others;

  pay substantial damages to our customers or end users to discontinue use or replace infringing technology with non-infringing technology; or

  relinquish rights associated with one or more of our patent claims, if our claims are held invalid or otherwise unenforceable.

Any of the foregoing results could have a material adverse effect on our business, financial condition and results of operations.

We utilize a significant amount of intellectual property in our business. If we are unable to protect our intellectual property, our business could be adversely affected.

Our success depends in part upon our ability to protect our intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including patents, trademarks and trade secrets, as well as customary contractual protections with our customers, distributors, employees and consultants, and through security measures to protect our trade secrets. We cannot guarantee that:

  any of our present or future patents will not lapse or be invalidated, circumvented, challenged, abandoned or, in the case of third-party patents licensed or sub-licensed to us, be licensed to others;

  any of our pending or future patent applications will be issued or have the coverage originally sought;

  our intellectual property rights will be enforced in jurisdictions where competition may be intense or where legal protection may be weak; or

  any of the trademarks, trade secrets or other intellectual property rights that we presently employ in our business will not lapse or be invalidated, circumvented, challenged, abandoned or licensed to others.

In addition, we may not receive competitive advantages from the rights granted under our patents and other intellectual property rights. Our competitors may develop technologies that are similar or superior to our proprietary technologies, duplicate our proprietary technologies, or design around the patents we own or license. Our existing and future patents may be circumvented, blocked, licensed to others, or challenged as to inventorship, ownership, scope, validity or enforceability. Effective intellectual property protection may be unavailable or more limited in one or more relevant jurisdictions relative to those protections available in the United States, or may not be applied for in one or more relevant jurisdictions. If we pursue litigation to assert our intellectual property rights, an adverse decision in any of these legal actions could limit our ability to assert our intellectual property rights, limit the value of our technology or otherwise negatively impact our business, financial condition and results of operations.

We are a party to a number of patent and intellectual property license agreements. Some of these license agreements require us to make one-time or periodic payments. We may need to obtain additional licenses or renew existing license agreements in the future. We are unable to predict whether these license agreements can be obtained or renewed on acceptable terms.

We may be adversely affected by any disruption in our information technology systems.

Our operations are dependent upon our information technology systems, which encompass all of our major business functions. We rely upon such information technology systems to manage and replenish inventory, to fill and ship customer orders on a timely basis, to coordinate our sales activities across all of our products and services and to coordinate our administrative activities. A substantial disruption in our information technology systems for any prolonged time period could result in delays in receiving inventory and supplies or filling customer orders and adversely affect our customer service and relationships. Our systems might be damaged or interrupted by natural or man-made events (caused by us, by our service providers or others) or by computer viruses, physical or electronic break-ins and similar disruptions affecting the internet. Such delays, problems or costs could have a material effect on our business, financial condition and results of operations.

Risks Related to the Offering

The notes are unsecured and are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and will be effectively subordinated to the liabilities of our subsidiaries that are not guarantors of the notes.

The notes are our senior, unsecured obligations and will rank equally in right of payment with our existing and future senior unsecured indebtedness, and junior to any of our existing and future secured indebtedness to the extent of the security therefor. Although the notes will be guaranteed by certain of our subsidiaries, the notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries that are not guarantors of the notes. The notes will also be effectively subordinated to all of the existing and future secured debt of our subsidiaries guaranteeing the notes, to the extent of the security therefor. Upon completion of this offering, after giving effect to the use of proceeds (assuming that all outstanding 2018 notes are redeemed), we will have approximately $841 million of outstanding indebtedness that would rank equally with the notes. As of December 31, 2013, we had approximately $1.1 billion of outstanding indebtedness that ranked equally with the notes, including our 8-1/8% notes due 2015, our 10-5/8% notes due 2018, our 6-3/4% notes due 2021, our 4.625% convertible senior notes due 2026, our 7.875% convertible senior notes due 2026 and our 4.00% convertible senior notes due 2027, all of which are guaranteed by the guarantors. We currently have a $415 million secured revolving credit facility, none of which was drawn as of December 31, 2013, and an approximately $41 million secured term loan. Our obligations under each of the revolving credit facility and term loan are guaranteed by the guarantors. We also have a $100 million accounts receivable securitization arrangement, effectively senior to the notes, and as of December 31, 2013, no amounts were outstanding under this program.

In the event of a bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us.

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

The indenture for the notes will not prohibit us or limit any of our subsidiaries from incurring any indebtedness or other liabilities. If we incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service our debt, including the notes offered hereby, will increase.

Our cash flows may prove inadequate to service our debt and provide for our other obligations, which may require us to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

Our ability to make payments on and refinance our indebtedness, including our senior secured credit facility, the notes offered hereby and our other outstanding notes and financial obligations, and to fund our capital expenditures, will depend on our ability to generate operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. Our senior secured credit facility and our 8-1/8% notes due 2015, 10-5/8% notes due 2018 and our 6-3/4% notes due 2021 have earlier maturity dates than the notes offered hereby, and we will be required to repay or refinance such indebtedness prior to when the notes offered hereby come due. If our cash flows were to prove inadequate to meet our debt service and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, including the notes offered hereby, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our revolving credit facility and term loan, our other outstanding notes and other financing obligations or the notes offered hereby, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

Federal and state statutes may allow courts to void or subordinate subsidiary guarantees, and other laws and the terms of the subsidiary guarantees may limit payments under the subsidiary guarantees.

Until the earlier to occur of payment in full of the notes or termination or release of the guarantees under our senior secured credit facilities, the notes will be guaranteed by certain of our existing subsidiaries and may be guaranteed by certain future subsidiaries. If, during that time, a bankruptcy case or lawsuit is initiated with respect to a subsidiary guarantor, the debt represented by the subsidiary guarantee entered into by that subsidiary guarantor may be reviewed under federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to other indebtedness, guarantees and other liabilities of the subsidiary guarantor (which, depending on the amount of such indebtedness and other obligations, could reduce the subsidiary guarantor’s liability on its subsidiary guarantee of the notes to zero) if, among other things, such subsidiary guarantor at the time it incurred the debt evidenced by the guarantee received less than reasonably equivalent value or fair consideration for entering into the guarantee and such subsidiary guarantor:

  was insolvent or rendered insolvent by reason of entering into the guarantee;

  was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

  intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay such debts or contingent liabilities as they became due.

In addition, under these circumstances any payment by the subsidiary guarantor pursuant to its subsidiary guarantee could be voided and holders of the notes could be required to return those payments to the subsidiary guarantor or to a fund for the benefit of the creditors of us or the subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

  the sum of its debts, including contingent liabilities, was at the time greater than the fair saleable value of all of its assets;

  the present fair saleable value of its assets was at the time less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  it could not pay its debts as they become due.

There can be no assurance as to what standard a court would apply to evaluate the parties’ intent or to determine whether the applicable subsidiary guarantor was insolvent at the time of, or rendered insolvent upon consummation of, the applicable transaction or that, regardless of the standard, a court would not determine that the subsidiary guarantor was insolvent or rendered insolvent as a result of that transaction. Accordingly, we cannot assure you that the subsidiary guarantees of the notes, or any payment under the subsidiary guarantees, will not be deemed to violate applicable bankruptcy, fraudulent transfer or similar laws.

Other laws, including corporate distribution laws, limit or may limit the amount that any subsidiary guarantor will be permitted to pay under its subsidiary guarantee of the notes. Such limitations could restrict, perhaps substantially, the amount that any subsidiary guarantor would be permitted to pay under its subsidiary guarantee, could prohibit that subsidiary guarantor from making any payments under its subsidiary guarantee or could possibly require that amounts paid by any subsidiary guarantor under its subsidiary guarantee of the notes be returned.

Furthermore, the terms of the subsidiary guarantees provide that they will be limited to the maximum amount that would not render each subsidiary guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the U.S. Bankruptcy Code or any comparable provision of state law or similar statute or common law, which could reduce the subsidiary guarantor’s liability on the subsidiary guarantee of the notes significantly or to zero.

Subsidiary guarantors may be released from the obligations under the subsidiary guarantees.

If any subsidiary guarantor is released from its guarantee under our senior secured credit facility, such subsidiary guarantor will also be released and relieved of all of its obligations under the indenture relating to the notes and its guarantee of the notes will terminate. Upon the occurrence of such event, the holders of the notes will no longer have the benefit of the terminated subsidiary guarantee and the notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of such subsidiary guarantor.

We have limited covenants in the indenture governing the notes.

The indenture governing the notes contains limited covenants, including those restricting our ability and certain of our subsidiaries’ ability to create certain liens, make certain restricted payments and enter into certain sale and leaseback transactions. The limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Debt Securities—Covenants” in the accompanying prospectus as modified by “Description of the Notes—Certain Additional Covenants.” In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

The provisions in the indenture and the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions contained in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control as described under “Description of the Notes—Repurchase of Notes Upon a Change of Control.” Except as described under “Description of the Notes—Repurchase of Notes Upon a Change of Control,” the indenture and the notes do not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

We may not be able to repurchase all of the notes upon a change of control.

As described under “Description of the Notes—Repurchase of Notes Upon a Change of Control,” we will be required to offer to repurchase the notes upon the occurrence of a change of control. Certain events involving a change of control will result in an event of default under our senior secured credit facility and may result in an event of default under other indebtedness that we may incur in the future. An event of default under our senior secured credit facility or other indebtedness could result in an acceleration of such indebtedness. Our ability to repurchase the notes for cash or repay such accelerated indebtedness at that time is subject to our liquidity position at that time, and may be limited by law, by the indenture, and by indebtedness and agreements that we may enter into in the future which may replace, supplement or amend our existing or future debt. If we did not have sufficient cash to meet our obligations, while we could seek to obtain third-party financing to pay for any amounts due in cash upon such event, we cannot be sure that such third-party financing will be available on commercially reasonable terms, if at all. Our failure to repurchase the notes upon the occurrence of a change of control would constitute an event of default under the indenture relating to the notes, which might constitute an event of default under the terms of our other indebtedness at that time.

There is no existing market for the notes. If one develops, it may not be liquid.

There is currently no established market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes following the offering, as permitted by applicable laws and regulations. However, the underwriters have no obligation to make a market in the notes and they may discontinue any market making in the notes at any time at their sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable. Any trading markets for the notes that develop and any future trading prices of the notes may be affected by many factors, including:

  prevailing interest rates;

  our financial condition and results of operations;

  the then-current ratings assigned to the notes;

  the market for similar notes;

  the time remaining to the maturity of the notes;

  the outstanding amount of the notes; and

  the terms related to optional redemption of the notes.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

We currently expect that, before they are issued, the notes will be rated by Moody’s Investors Service Inc. and Standard & Poor’s Ratings Services. Those ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of the rating may be obtained from the applicable rating agency. We cannot provide assurances that the credit ratings will be issued or remain in effect or that the ratings will not be lowered, suspended or withdrawn entirely by the rating agencies. It is also possible that the ratings may be lowered in connection with future events, such as acquisitions. If rating agencies lower, suspend or withdraw the ratings, the market price or marketability of the notes may be adversely affected. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms in order to repay the notes at maturity.

Use of Proceeds

We estimate that the net proceeds from the sale of the notes in this offering will be approximately $220 million, after deducting estimated underwriting discounts and our expenses related to this offering. We intend to use the net proceeds from this offering to fund a portion of the redemption of the $250 million aggregate principal amount outstanding of our 2018 notes. We intend to fund the remainder of the redemption of the 2018 notes and the retirement of the outstanding balance of our term loan from available cash. Certain of the underwriters or their affiliates may hold our 2018 notes or may be lenders and/or agents under other of our indebtedness, including our term loan, and may receive a portion of the proceeds from this offering. See “Underwriting.”

Net proceeds of this offering may be temporarily invested before use.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2013 on:

  an actual basis; and

  an as adjusted basis to give effect to the sale of the notes offered hereby and the application of the net proceeds therefrom as described under “Use of Proceeds” (assuming $225 million aggregate principal amount of the notes are issued and the net proceeds therefrom are $220 million, and that such net proceeds and $84 million of available cash are used to redeem $250 million aggregate principal amount of our 2018 notes and to repay the $41 million balance outstanding under our term loan).

You should read the following table in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and our financial statements and notes included in our Annual Report on Form 10-K for the year ended September 30, 2013, as amended, and in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2013, all of which are incorporated by reference. The as adjusted information may not reflect our cash and cash equivalents and our capitalization in the future.

	December 31, 2013
	Actual	As Adjusted
	($ in millions)
Cash and cash equivalents	300	216
Short-term debt	12	12
Long-term debt:
Term loan	41	—
Capital lease obligation	27	27
Lines of credit and other	21	21
8-1/8% notes due 2015	84	84
10-5/8% notes due 2018 (net of original issuance discount of $3)	247	—
4.625% convertible notes due 2026	55	55
4.0% convertible notes due 2027	200	200
7.875% convertible notes due 2026
(net of original issuance discount of $23)	227	227
6-3/4% notes due 2021	275	275
6-1/4% notes due 2024 offered hereby	—	225
Unamortized gain on interest rate swap termination	2	2
Unamortized discount on convertible notes	(41)	(41)
Subtotal	1,138	1,075
Less: current maturities	(12)	(12)
Total long-term debt	1,126	1,063
Total debt	1,138	1,075

Non-controlling interests	30	30
Shareowner’s deficit	(838)	(838)
Total capitalization	330	267

Consolidated Ratio of Earnings to Fixed Charges

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated.

						Three Months
	Fiscal Year Ended September 30,					Ended December 31,
	2013	2012	2011	2010	2009	2013
Ratio of earnings to fixed charges	1.26	2.27	2.29	1.33	N/A(1)	1.70

For purposes of this table: “Earnings” are defined as pre-tax income from continuing operations adjusted for undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. “Fixed charges” are defined as interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.

(1) The ratio coverage was less than 1:1. For the fiscal year ended September 30, 2009, we would have needed to generate additional pretax earnings of $42 million to achieve coverage of 1:1.

Description of the Notes

We will issue the notes under an existing indenture dated as of April 1, 1998, as supplemented to date and as further supplemented by an additional supplemental indenture to be entered into in connection with the issuance of the notes, between us and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company as successor to The Chase Manhattan Bank), as trustee. For purposes of this prospectus supplement, references to the indenture are to such existing indenture as so supplemented. The following description, and the description in the accompanying prospectus under “Description of Debt Securities,” include a summary of certain material provisions of the indenture and are qualified in their entirety by reference to the indenture. These descriptions do not include all of the provisions of the indenture. We urge you to read the indenture because it defines your rights as a holder of the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. A copy of the indenture has been or will be incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus is a part. The following description of the particular terms of the notes supplements and, to the extent inconsistent, replaces the description in the accompanying prospectus under “Description of Debt Securities.”

For purposes of this summary, the terms “Meritor,” “we,” “us” and “our” refer only to Meritor, Inc. and not to any of its subsidiaries, unless we specify otherwise. Unless the context requires otherwise, the term “interest” includes “additional interest” and references to dollars mean U.S. dollars.

General

The notes will constitute a single series of debt securities described in the accompanying prospectus. The notes will be issued in an initial aggregate principal amount of $225,000,000, and will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes will mature on February 15, 2024. The notes and any future debt securities issued under the indenture will be our unsecured and unsubordinated obligations and will rank equally in right of payment with our existing and future senior unsecured indebtedness, and effectively junior to our existing and future secured indebtedness to the extent of the security therefor. The notes will not be subject to any sinking fund provisions.

Other than the protections which may otherwise be afforded holders of the notes as a result of the operation of the covenants described under “Description of Debt Securities—Covenants—Limitations on Certain Consolidations, Mergers and Sales of Assets” in the accompanying prospectus and “Description of the Notes—Repurchase of Notes Upon a Change of Control,” there are no covenants or other provisions which may afford holders of the notes protection in the event of a leveraged buyout or other highly leveraged transaction involving us or any similar occurrence.

Interest

The notes will bear interest from February 13, 2014 at the rate of 6-1/4% per annum and interest will be payable semi-annually, in arrears, on February 15 and August 15 of each year, beginning August 15, 2014. Interest is payable to the registered owners of the notes at the close of business on the February 1 or August 1, as the case may be, immediately preceding the applicable interest payment date. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

Guarantees

Each of our subsidiaries (other than one subsidiary that currently has minimal assets, which is in the process of voluntary liquidation) currently guaranteeing our senior secured credit facility, as it may be amended, extended, replaced or refinanced, or any subsequent credit facility will guarantee the notes on a senior unsecured basis. These guarantees will remain in effect until the earlier to occur of payment in full of the notes or termination or release of the applicable corresponding guarantee under our senior secured credit facility, as it may be amended, extended, replaced or refinanced, or any subsequent credit facility. The guarantees by our subsidiaries will rank equally with existing and future senior unsecured indebtedness of such subsidiaries. The guarantees by our subsidiaries will be effectively subordinated to all of the existing and future secured indebtedness of such subsidiaries, to the extent of the value of the assets securing such indebtedness.

Further Notes

We may from time to time, without notice to or the consent of the holders of the notes, create and issue further notes ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes), so that these further notes will be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes, provided that such further notes are fungible with the notes for U.S. federal income tax purposes. We refer to the issuance of further notes as a “further issuance.”

Purchasers of the notes we are offering, after the date of any further issuance, will not be able to differentiate between the notes sold as part of the further issuance and previously issued notes.

Optional Redemption

The notes are redeemable, at our option, from time to time, through any one or more of the methods set forth below. Notes called for redemption will become due on the date fixed for redemption. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption. On or before any redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued and unpaid interest, if any, on the notes to be redeemed.

If we are redeeming less than all the notes at any time, the trustee will select the notes to be redeemed using a method it considers fair and appropriate. We will redeem notes in increments of $1,000. We will cause notices of any redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a note in principal amount equal to the unredeemed portion of the original note in the name of the holder thereof upon cancellation of the original note.

Make-Whole Redemption

Prior to February 15, 2019, we may redeem, at our option, from time to time, the notes, in whole or in part, at a redemption price equal to the sum of (i) 100% of the principal amount of the notes to be redeemed, plus (ii) the applicable premium as of the redemption date on the notes to be redeemed, plus (iii) accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date) on the notes to be redeemed.

Solely for purposes of this make-whole redemption provision, the following definitions will apply:

“Applicable premium” means, with respect to a note at any redemption date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such note at February 15, 2019 (such redemption price being described under “—Optional Redemption—Redemption After February 15, 2019”) plus (2) all remaining required interest payments due on such note through February 15, 2019 (excluding accrued and unpaid interest, if any, to the redemption date), computed using a discount rate equal to the treasury rate plus 50 basis points, over (B) 100% of the principal amount of such note.

“Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for the redemption date. The treasury rate shall be calculated by the independent investment banker on the third business day preceding the redemption date.

“Comparable treasury issue” means the United States Treasury security selected by the independent investment banker and having an actual or interpolated maturity comparable to the remaining term through February 15, 2019 of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term through February 15, 2019 of those notes.

“Comparable treasury price” means, with respect to any redemption date, (i) the average of the reference treasury dealer quotations for the redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (ii) if the independent investment banker obtains fewer than four reference treasury dealer quotations, the average of all reference treasury dealer quotations.

“Independent investment banker” means J.P. Morgan Securities LLC and any successor thereto or, if that firm is unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

“Reference treasury dealer” means (i) J.P. Morgan Securities LLC or any successor thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated or any successor thereto, Citigroup Global Markets Inc. or any successor thereto, RBC Capital Markets, LLC or any successor thereto, RBS Securities Inc. or any successor thereto, and two additional primary treasury dealers selected by us or their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), we shall substitute another primary treasury dealer and (ii) any other primary treasury dealers selected by us after consultation with the independent investment banker.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

Equity Clawback

Prior to February 15, 2017, we may redeem, at our option, from time to time, up to 35% of the aggregate principal amount of the notes issued on the initial issue date of the notes with the net cash proceeds of one or more public sales of our common stock at a redemption price equal to 106.25% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date) on the notes to be redeemed; provided that at least 65% of the aggregate principal amount of notes originally issued on the initial issue date of the notes remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of any such sale of common stock.

Redemption After February 15, 2019

On or after February 15, 2019, we may redeem, at our option, from time to time, the notes, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date) on the notes to be redeemed, if redeemed during the 12-month period beginning on February 15 of the years indicated below:

Year	Redemption price
2019	103.125%
2020	102.083%
2021	101.042%
2022 and thereafter	100.000%

Repurchase of Notes Upon a Change of Control

We must commence, within 30 days of the occurrence of a change of control, and thereafter consummate, an offer to purchase all of the notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, on the notes to be purchased to, but not including, the payment date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the payment date).

However, we shall not be required to make an offer to purchase upon a change of control if (i) a third party makes an offer to purchase in the manner, at the times and otherwise in compliance with the requirements for an offer to purchase to be made by us upon a change of control, and purchases all notes properly tendered and not withdrawn under the offer to purchase upon a change of control, or (ii) a notice of redemption has been given as described above under “—Optional Redemption” to redeem all outstanding notes that would otherwise be subject to the offer to purchase, unless and until there is a default in payment of the applicable redemption price. An offer to purchase upon the occurrence of a change of control may be made by either us or a third party in advance of a change of control if a definitive agreement to effect the change of control is in place at the time such offer to purchase is made and the offer to purchase is consummated upon or after the consummation of the change of control, and such offer to purchase will be conditional on the change of control. In addition, we will not purchase any notes if there has occurred and is continuing on the payment date an event of default under the notes, other than a default in the payment of the purchase price payable in connection with an offer to purchase upon a change of control.

There can be no assurance that we will have sufficient funds available at the time of any change of control to make any debt payment (including repurchases of the notes) hereunder, as well as any other repayments pursuant to covenants that may be contained in other of our indebtedness that might be outstanding at the time. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash.

“Change of control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than us or any of our subsidiaries;

(2)	a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than one of our subsidiaries becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of our voting stock on a fully diluted basis;

(3)	the adoption of a plan relating to our liquidation or dissolution;

(4)	individuals who on the initial issue date of the notes constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by our stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the initial issue date of the notes or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

(5)	we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into us, in any such event pursuant to a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than any such transaction where (a) our voting stock outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of voting stock of the surviving person or any direct or indirect parent company of the surviving person (immediately after giving effect to such issuance) and (b) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 50% or more of the voting power of the voting stock of the surviving person.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

The definition of change of control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties and assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ properties and assets taken as a whole to another person or group may be uncertain.

“Offer to purchase” means an offer to purchase the notes then outstanding by us from the holders commenced by mailing a notice to the trustee and each holder stating:

(1)	that all notes validly tendered pursuant to the offer to purchase will be accepted for payment;

(2)	the purchase price and the date of purchase (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “payment date”);

(3)	that any note not tendered will continue to accrue interest pursuant to its terms;

(4)	that, unless we default in the payment of the purchase price, any note accepted for payment pursuant to the offer to purchase shall cease to accrue interest on and after the payment date;

(5)	that holders electing to have a note purchased pursuant to the offer to purchase will be required to surrender the note, together with a completed form pursuant to which the holder elects to require us to purchase the note, to the paying agent at the address specified in the notice prior to the close of business on the business day immediately preceding the payment date;

(6)	that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day immediately preceding the payment date, a facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and

(7)	that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples of $1,000 in excess thereof.

On the payment date, we shall (1) accept for payment notes or portions thereof validly tendered pursuant to an offer to purchase; (2) deposit with the paying agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and (3) deliver, or cause to be delivered, to the trustee all notes or portions thereof so accepted together with an officers’

certificate specifying the notes or portions thereof accepted for payment by us. We will instruct the paying agent to promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and we will instruct the trustee to promptly authenticate and mail to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples of $1,000 in excess thereof. We will publicly announce the results of an offer to purchase as soon as practicable after the payment date. The trustee shall act as the paying agent for an offer to purchase. We will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in the event that we are required to repurchase notes pursuant to an offer to purchase. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

“Voting stock” means, with respect to any specified person as of any date, the capital stock of the person then outstanding that is at the time entitled to vote generally in the election of the board of directors or similar governing body of such person.

Certain Additional Covenants

The following covenants are in addition to those set forth in the accompanying prospectus under “Description of Debt Securities—Covenants,” except that the covenant set forth below under “Limitation on Liens” replaces the covenant described in the accompanying prospectus under “Description of Debt Securities—Covenants—Limitations on Liens.” The covenant described in the accompanying prospectus under “Description of Debt Securities—Covenants—Limitations on Liens” will not be applicable to the notes. Certain terms used below are defined in the accompanying prospectus under “Description of Debt Securities—Certain Definitions.”

Limitation on Liens

We and our restricted subsidiaries may not create, incur, assume or suffer to exist any secured debt without equally and ratably securing the notes. “Secured debt” means indebtedness for money borrowed (other than indebtedness owed by a restricted subsidiary to us, by a restricted subsidiary to another restricted subsidiary or by us to a restricted subsidiary), which is secured by a mortgage or other lien on any “principal property” (as defined in the indenture) of ours or of a restricted subsidiary or a pledge, lien or other security interest on the stock or indebtedness of a restricted subsidiary, without equally and ratably securing the outstanding notes for so long as such secured debt shall exist. These restrictions do not apply to:

(a)	secured debt existing at April 1, 1998;

(b)	liens on property acquired or constructed after April 1, 1998 by us or a restricted subsidiary and created at the time of, or within twelve months after, the acquisition or the completion of the construction to secure all or any part of the purchase price of the property or the cost of the construction;

(c)	mortgages on property of ours or a restricted subsidiary created within twelve months of completion of construction of a new plant or plants on the property to secure all or part of the cost of the construction;

(d)	liens on property existing at the time the property is acquired;

(e)	liens on stock acquired after April 1, 1998 by us or a restricted subsidiary if the aggregate cost of all such stock does not exceed 15% of consolidated net tangible assets;

(f)	liens securing indebtedness of a successor corporation of ours to the extent permitted by the indenture;

(g)	liens securing indebtedness of a restricted subsidiary outstanding at the time it became a restricted subsidiary;

(h)	liens securing indebtedness of any person outstanding at the time it is merged with or substantially all its properties are acquired by us or any restricted subsidiary;

(i)	liens on property or on the outstanding shares or indebtedness of a corporation existing at the time the corporation becomes a restricted subsidiary;

(j)	liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement between us or any restricted subsidiary and any federal, state or municipal government or other governmental body or agency;

(k)	extensions, renewals or replacements of the foregoing permitted liens to the extent of their original amounts;

(l)	liens in connection with government and certain other contracts;

(m)	certain liens in connection with taxes or legal proceedings;

(n)	certain other liens not related to the borrowing of money; and

(o)	liens in connection with sale and lease-back transactions as described in the accompanying prospectus under “Description of Debt Securities—Covenants—Limitations on Sale and Lease-Back.”

In addition, we and our restricted subsidiaries may have secured debt not otherwise permitted without equally and ratably securing the outstanding notes if the sum of:

(a)	the amount of such secured debt, plus

(b)	the aggregate value of sale and lease-back transactions (subject to certain exceptions) described in the accompanying prospectus under “Description of Debt Securities— Covenants—Limitations on Sale and Lease-Back,”

does not exceed the greater of (x) $250 million and (y) 15% of consolidated net tangible assets.

Limitation on Restricted Payments

We will not, and will not permit any of our subsidiaries to, directly or indirectly, make any restricted payment if at the time of such restricted payment:

(a)	a default with respect to the notes shall have occurred and be continuing or shall occur as a consequence thereof;

(b)	after giving effect to such restricted payment (including, without limitation, the incurrence of any indebtedness to finance such restricted payment), the consolidated interest coverage ratio would be less than 2:00 to 1:00; or

(c)	the amount of such restricted payment, when added to the aggregate amount of all other restricted payments made after the initial issue date of the notes (other than restricted payments made pursuant to clauses (b), (c), (d) or (e) of the next paragraph), exceeds the sum (the “restricted payments basket”) of (without duplication):

	(i)	50% of consolidated net income of us and all of our subsidiaries determined in accordance with GAAP for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter commencing after the initial issue date of the notes to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such consolidated net income shall be a loss, minus 100% of such aggregate loss), plus

	(ii)	100% of the aggregate net cash proceeds received by us from the issuance and sale of qualified equity interests of us on or after the initial issue date of the notes except as set forth herein, other than any such proceeds, property or assets received from our subsidiaries, plus

	(iii)	the aggregate amount by which indebtedness (other than any subordinated indebtedness) incurred by us or any subsidiary subsequent to the initial issue date of the notes is reduced on our balance sheet upon the conversion or exchange (other than by our subsidiaries) into qualified equity interests of us (less the amount of any cash, or the fair value of assets, distributed by us or any subsidiary upon such conversion or exchange to the holders (in their capacities as such) of equity interests of us).

The foregoing provisions will not prohibit:

(a)	the payment by us of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of the indenture;

(b)	the repurchase or redemption of any equity interests of us in exchange for, or out of the proceeds of the substantially concurrent issuance and sale (or an issuance or sale that occurs within 60 days of such repurchase or redemption) of, qualified equity interests;

(c)	payments by us to repurchase or redeem equity interests of us held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of us or our subsidiaries; provided that the aggregate cash consideration paid for all such repurchases or redemptions shall not exceed (A) $10 million per fiscal year since the initial issue date of the notes, plus (B) the amount of any net cash proceeds received by us from the issuance and sale after the initial issue date of the notes of qualified equity interests of us to officers, directors or employees of us or our subsidiaries that have not been applied to the payment of restricted payments pursuant to this clause (c), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of restricted payments pursuant to this clause (c);

(d)	repurchases of equity interests in connection with vesting of equity-based awards issued to employees in order to satisfy tax withholding obligations;

(e)	repurchases of equity interests held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of us or our subsidiaries deemed to occur upon the exercise of stock options or warrants if the equity interests represent all or a portion of the exercise price thereof; provided that the aggregate cash consideration paid for all such repurchases shall not exceed $10 million in any fiscal year;

(f)	restricted payments to the extent not otherwise permitted by the immediately preceding paragraph or any other clause of this paragraph in an amount not to exceed $60 million in any fiscal year; provided that if any portion of that $60 million is not used to make restricted payments pursuant to this clause during any fiscal year, such amount may be carried over to the next succeeding fiscal year; provided, further, that any amount carried over into the next succeeding fiscal year may not be carried forward again into any subsequent fiscal years and if restricted payments in the amount of $60 million or more are made in any fiscal year pursuant to this clause (f), no amount may be carried over from such fiscal year to the next succeeding fiscal year; and

(g)	other restricted payments if, at the time of the making of such payments, and after giving effect thereto (including, without limitation, the incurrence of any indebtedness to finance such payment), the total leverage ratio would not exceed 4.00 to 1.00;

provided that (a) in the case of any restricted payment pursuant to clause (c), (f) or (g) above, no default with respect to the notes shall have occurred and be continuing or shall occur as a consequence thereof and (b) the issuance and sale of qualified equity interests shall not increase the restricted payments basket to the extent the proceeds of such issuance and sale are used to make a restricted payment pursuant to clauses (b) or (c)(B) above.

The following definitions shall apply solely for purposes of this “Limitation on Restricted Payments” covenant.

“Attributable indebtedness,” when used with respect to any sale and leaseback transaction, means, as at the time of determination, the present value (discounted at a rate borne by the notes, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale and leaseback transaction.

“Capitalized lease obligations” of any person means the obligations of such person to pay rent or other amounts under a lease required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Consolidated cash flow available for fixed charges” means, with respect to any person for any period:

(1)	the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

	(a)	consolidated net income;

	(b)	consolidated non-cash charges;

	(c)	consolidated interest expense; and

	(d)	consolidated income tax expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses);

(2)	less non-cash items increasing consolidated net income for such period, other than (a) the accrual of revenue consistent with past practice, and (b) reversals of prior accruals or reserves for cash items previously excluded in the calculation of consolidated non-cash charges.

In calculating “consolidated cash flow available for fixed charges” for any period, if any asset sale or asset acquisition (whether pursuant to a stock or an asset transaction) shall have occurred since the first day of any four fiscal quarter period for which the “consolidated cash flow available for fixed charges” is being calculated, such calculation shall give pro forma effect to such asset sale or asset acquisition.

For the purposes of calculating “consolidated cash flow available for fixed charges,” “asset acquisition” means any acquisition of property or series of related acquisitions of property that constitutes all or substantially all of the assets of a business, unit or division of a person or constitutes all or substantially all of the common stock (or equivalent) of a person; and “asset sale” means any disposition of property or series of related dispositions of property that involves all or substantially all of the assets of a business, unit or division of a person or constitutes all or substantially all of the common stock (or equivalent) of a subsidiary.

“Consolidated fixed charges” for any period means the sum, without duplication, of (a) consolidated interest expense of us and our subsidiaries for such period, plus (b) the product of (a) all dividend payments on any series of disqualified equity interests of us or any subsidiary or any preferred stock of any subsidiary (other than any such disqualified equity interests or any preferred stock held by us or a subsidiary or to the extent paid in qualified equity interests) for such period, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of us and our subsidiaries, expressed as a decimal.

“Consolidated income tax expenses” means, with respect to any person for any period the provision for federal, state, local and foreign income taxes of such person and its restricted subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated interest coverage ratio” means the ratio of consolidated cash flow available for fixed charges of us and our subsidiaries during the most recent four consecutive full fiscal quarters for which financial statements are available (the “four-quarter period”) ending on or prior to the date of the transaction giving rise to the need to calculate the consolidated interest coverage ratio (the “transaction date”) to consolidated fixed charges of us and our subsidiaries for the four-quarter period. Notwithstanding anything to the contrary set forth in the definitions of consolidated cash flow available for fixed charges and consolidated interest expense (and all component definitions referenced in such definitions), for purposes of determining the consolidated interest coverage ratio, such definitions (and all component definitions referenced in such definitions) shall be calculated with respect to us and all of our subsidiaries, notwithstanding the use of the term “restricted subsidiaries” in such definitions, and otherwise in accordance with such definitions.

For purposes of this definition, consolidated cash flow available for fixed charges and consolidated fixed charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to the incurrence of any indebtedness or the issuance of any preferred stock of us or any subsidiary (and the application of the proceeds thereof) and any repayment of other indebtedness or redemption of other preferred stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the four-quarter period or at any time subsequent to the last day of the four-quarter period and on or prior to the transaction date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the four-quarter period.

In calculating consolidated fixed charges for purposes of determining the denominator (but not the numerator) of this consolidated interest coverage ratio:

(a)	interest on outstanding indebtedness determined on a fluctuating basis as of the transaction date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such indebtedness in effect on the transaction date;

(b)	if interest on any indebtedness actually incurred on the transaction date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the transaction date will be deemed to have been in effect during the four-quarter period; and

(c)	notwithstanding clause (a) or (b) above, interest on indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to hedging obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated interest expense” means, with respect to any person for any period, without duplication, the sum of:

(1)	the interest expense of such person and its restricted subsidiaries for such period as determined on a consolidated basis in accordance with GAAP; and

(2)	the interest component of capital lease obligations paid, accrued and/or scheduled to be paid or accrued by such person and its restricted subsidiaries during such period determined on a consolidated basis in accordance with GAAP.

“Consolidated net income” means, with respect to any person, for any period, the consolidated net income (or loss) of such person and its restricted subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

(1)	all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto);

(2)	the portion of net income of such person and its restricted subsidiaries allocable to minority interests in unconsolidated persons to the extent that cash dividends or distributions have not actually been received by such person or one of its restricted subsidiaries;

(3)	gains or losses in respect of any sales of capital stock or asset sales outside the ordinary course of business by such person or one of its restricted subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(4)	any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(5)	any fees and expenses paid in connection with the issuance of the debt securities or other indebtedness;

(6)	nonrecurring or unusual gains or losses;

(7)	the net after-tax effects of adjustments in the inventory, property and equipment, goodwill and intangible assets line items in such person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof;

(8)	any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset sale, issuance or repayment of indebtedness, issuance of stock, stock options or other equity-based awards, refinancing transaction or amendment or modification of any debt instrument (including without limitation any such transaction undertaken but not completed);

(9)	any gain or loss recorded in connection with the designation of a discontinued operation (exclusive of its operating income or loss);

(10)	any non-cash compensation or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards; and

(11)	any non-cash impairment, restructuring or special charge or asset write-off or write-down, and the amortization or write-off of intangibles.

“Consolidated non-cash charges” means, with respect to any person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses (including stock option expenses and any goodwill impairment charges) of such person and its restricted subsidiaries reducing consolidated net income of such person and its restricted subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).

“Disqualified equity interests” of any person means any class of equity interests of such person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the notes; provided, however, that any class of equity interests of such person that, by its terms, authorizes such person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of equity interests that are not disqualified equity interests, and that is not convertible, puttable or exchangeable for disqualified equity interests or indebtedness, will not be deemed to be disqualified equity interests so long as such person satisfies its obligations with respect thereto solely by the delivery of equity interests that are not disqualified equity interests; provided, further, however, that any equity interests that would not constitute disqualified equity interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such equity interests are convertible, exchangeable or exercisable) the right to require us to redeem such equity interests upon the occurrence of a change in control occurring prior to the 91st day after the final maturity date of the notes shall not constitute disqualified equity interests if the change of control applicable to such equity interests are no more favorable to such holders than the provisions described under “—Repurchase of Notes Upon a Change of Control” and such equity interests specifically provide that we will not redeem any such equity interests pursuant to such provisions prior to our purchase of the notes as required pursuant to the provisions described under “—Repurchase of Notes Upon a Change of Control.”

“Equity interests” of any person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person, but excluding any debt securities that are convertible into such shares or other interests in such person. For the avoidance of doubt, any payments or distributions in respect of or upon conversion of such convertible debt securities do not constitute restricted payments.

“Indebtedness” of any person at any date means, without duplication:

(a)	all liabilities, contingent or otherwise, of such person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof);

(b)	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(c)	all reimbursement obligations of such person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;

(d)	all obligations of such person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;

(e)	the maximum fixed redemption or repurchase price of all disqualified equity interests of such person;

(f)	all capitalized lease obligations of such person;

(g)	all indebtedness of others secured by a mortgage, pledge, lien, encumbrance, or other security interest (each, a “security interest”) which secures payment or performance of an obligation, on any asset of such person, whether or not such indebtedness is assumed by such person;

(h)	all indebtedness of others guaranteed by such person to the extent of such guarantee; provided that indebtedness of us or our subsidiaries that is guaranteed by us or our subsidiaries shall only be counted once in the calculation of the amount of indebtedness of us and our subsidiaries on a consolidated basis;

(i)	all attributable indebtedness with respect to any sale and leaseback transaction;

(j)	to the extent not otherwise included in this definition, all obligations of such person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies (collectively, “hedging obligations”); and

(k)	all obligations of such person under conditional sale or other title retention agreements relating to assets purchased by such person.

The amount of indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such person for any such contingent obligations at such date and, in the case of clause (g), the lesser of (a) the fair market value of any asset subject to a security interest securing the indebtedness of others on the date that the security interest attaches and (b) the amount of the indebtedness secured. For purposes of clause (e), the “maximum fixed redemption or repurchase price” of any disqualified equity interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such disqualified equity interests as if such disqualified equity interests were redeemed or repurchased on any date on which an amount of indebtedness outstanding shall be required to be determined pursuant to the indenture.

“Preferred stock” means, with respect to any person, any and all preferred or preference stock or other preferred equity interests (however designated) of such person whether now outstanding or issued after the initial issue date of the notes.

“Qualified equity interests” of any person means equity interests of such person other than disqualified equity interests; provided that such equity interests shall not be deemed qualified equity interests to the extent sold to a subsidiary of such person or financed, directly or indirectly, using funds (1) borrowed from such person or any subsidiary of such person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such person or any subsidiary of such person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, qualified equity interests refer to qualified equity interests of Meritor, Inc.

“Restricted payment” means any of the following:

(a)	the declaration or payment of any dividend or any other distribution on equity interests of us or any payment made to the direct or indirect holders (in their capacities as such) of equity interests of us, including, without limitation, any payment to the direct or indirect holders (in their capacities as such) of equity interests of us in connection with any merger or consolidation involving us, but excluding dividends or distributions payable solely in qualified equity interests of us or through accretion or accumulation of such dividends on such equity interests; or

(b)	the repurchase or redemption of any equity interests of us, including, without limitation, any payment to the direct or indirect holders (in their capacities as such) of equity interests of us in connection with any merger or consolidation involving us.

“Total debt” means, at any date of determination, the aggregate amount of all outstanding indebtedness of us and our subsidiaries determined on a consolidated basis in accordance with GAAP.

“Total leverage ratio” means, as of the date of determination, the ratio of (a) the total debt of us and our subsidiaries to (b) consolidated cash flow available for fixed charges of us and our subsidiaries for the most recently ended four fiscal quarter period ending immediately prior to such date for which financial statements are available. Notwithstanding anything to the contrary set forth in the definition of consolidated cash flow available for fixed charges (and all component definitions referenced in such definitions), for purposes of determining the total leverage ratio, such definition (and all component definitions referenced in such definition) shall be calculated with respect to all of us and our subsidiaries, notwithstanding the use of the term “restricted subsidiaries” in such definitions, and otherwise in accordance with such definitions.

In the event that we or any subsidiary incurs, redeems, retires or extinguishes any total debt (other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) subsequent to the commencement of the period for which the total leverage ratio is being calculated but prior to or simultaneously with the event for which the calculation of the total leverage ratio is made, then the total leverage ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of total debt as if the same had occurred at the beginning of the applicable four-quarter period.

Reports to the Trustee

We will file with the trustee copies of any information, documents and reports that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act within 15 days after we file the same with the SEC.

Defeasance

The provisions of the indenture relating to defeasance described under “Description of Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus apply to the notes.

Events of Default

The provisions of the indenture relating to events of default described under “Description of Debt Securities—Defaults and Certain Rights on Default” in the accompanying prospectus apply to the notes.

Book-Entry System

The notes will be initially issued in global form, and definitive certificated notes will not be issued except in the limited circumstances described below. One or more fully registered global certificates representing the notes (the “global securities”) will be issued for the notes, in the aggregate principal amount thereof, and will be deposited with or on behalf of The Depository Trust Company (“DTC”), as depositary, and registered in the name of Cede & Co., as DTC’s nominee. The provisions set forth under “Description of Debt Securities—Global Securities” in the accompanying prospectus will apply to the notes.

Investors may elect to hold interests in the global securities through:

  DTC in the United States; or

  in Europe, (i) Clearstream Banking, société anonyme (“Clearstream”), or (ii) Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”),

if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. currently acts as U.S. depositary for Clearstream and JP Morgan Chase Bank currently acts as U.S. depositary for Euroclear (in such capacities, the “U.S. depositaries”).

DTC

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“DTC participants”) deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct DTC participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the Securities and Exchange Commission.

Clearstream

Clearstream advises that it is incorporated under Luxembourg law as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to other institutions, such as banks, brokers, dealers and trust companies, that clear transactions through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear advises that it was created to hold securities for participants of Euroclear (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear transactions through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the “terms and conditions”). The terms and conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions of Euroclear, to the extent received by the U.S. depositary for Euroclear.

Book-Entry System Procedures

Purchases of notes under DTC’s system must be made by or through direct DTC participants, which will receive a credit for those notes on DTC’s records. The ownership interest of the actual purchasers of the notes represented by a global security, who are the beneficial owners of the notes, is in turn to be recorded on the direct and indirect DTC participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in any global security representing notes are to be accomplished by entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners of any global security representing notes will not receive notes in definitive form representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued or certain other events described herein occur.

The deposit of global securities with or on behalf of DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities representing the notes. DTC’s records reflect only the identity of the direct DTC participants to whose accounts such notes are credited, which may or may not be the beneficial owners. DTC participants are responsible for keeping account of their holdings on behalf of their customers.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a global security.

Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the interest of each DTC participant in the notes to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to the global securities representing the notes. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct DTC participants to whose accounts the notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the global securities representing the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct DTC participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of those DTC participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility or the responsibility of the trustee, disbursement of those payments to direct DTC participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect DTC participants. Neither we nor the trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the notes by DTC or the direct or indirect DTC participants or for maintaining or reviewing any records of DTC or the direct or indirect DTC participants relating to ownership interests in the notes or the disbursement of payments in respect of the notes.

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us or the trustee. If that occurs and a successor securities depositary is not obtained, notes in definitive form are required to be printed and delivered. Additionally, we may decide to discontinue use of a system of book-entry transfers through DTC (or a successor securities depositary). In that event, notes in definitive form will be printed and delivered.

The information in this section concerning DTC, Clearstream and Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable and we do not take any responsibility for its accuracy. This information is subject to any changes to the arrangements between or among us, DTC, Clearstream and Euroclear and any changes to procedures that may be instituted unilaterally by DTC, Clearstream or Euroclear. We will not have any responsibility for the performance by DTC, Clearstream, Euroclear or their respective participants under the rules and procedures governing them.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using the depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets its settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Material United States Federal Income and
Estate Tax Consequences

The following summary describes the material United States federal income and estate tax consequences of buying, owning and disposing of the notes by beneficial owners of the notes. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). The summary below is limited to initial beneficial owners who hold the notes as capital assets (generally, property held for investment) and who purchase the notes at their “issue price” (as defined below).

For purposes of this discussion, a “United States Holder” means a beneficial owner of a note other than a partnership that is, or is treated as, for United States federal income tax purposes:

  a citizen or individual resident of the United States;

  a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

  an estate whose income is subject to United States federal income tax on a net basis with respect to its worldwide income; or

  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

A “Non-United States Holder” means a beneficial owner of a note that is not a partnership and that is not a United States Holder.

If a partnership (including any entity treated as a partnership or other pass through entity for United States federal income tax purposes) is a holder of a note, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such persons should consult their own tax advisors as to the particular United States federal income tax consequences to them.

This summary does not discuss the particular United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or if such holder is subject to special rules under United States federal income tax laws. Special rules apply, for example, to:

  some financial institutions;

  insurance companies;

  tax-exempt organizations;

  brokers or dealers in securities or foreign currencies;

  persons holding securities as part of a hedge, straddle or integrated transaction;

  United States Holders whose functional currency is not the United States dollar;

  United States expatriates;

  foreign corporations that are classified as “passive foreign investment companies” or “controlled foreign corporations” for United States federal income tax purposes; or

  persons subject to the alternative minimum tax.

This discussion does not address the tax consequences to Non-United States Holders that are subject to United States federal income tax on a net basis on income realized with respect to a note because such income is effectively connected with the conduct of a United States trade or business. Such holders are generally taxed in a similar manner to United States Holders; however, certain special rules apply.

Prospective investors are advised to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

United States Federal Tax Consequences to United States Holders

Payments of Interest

Interest paid on a note generally will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received, in accordance with the United States Holder’s method of accounting for United States federal income tax purposes. If the stated redemption price at maturity of a note exceeds the issue price of such note by more than a de minimis amount (as explained below), such note will be deemed to have original issue discount (“OID”). The “issue price” of a note will be the first price at which a substantial amount of the notes are sold to the public (i.e., excluding sales to any agent, wholesaler or similar persons), and the “stated redemption price at maturity” of a note is its principal amount. However, a note will not be deemed to have OID if its stated redemption price at maturity exceeds its issue price by less than a de minimis amount equal to one-fourth of one percent (0.25%) of its stated redemption price at maturity, multiplied by the number of full years to its maturity. If a note meets this de minimis exception, a United States Holder of that note is generally required to include the de minimis OID amount in income (as capital gain), as principal payments are made on the note, unless the United States Holder elects to apply the constant yield method which otherwise applies to an instrument with more than de minimis OID. If the OID on a note is more than de minimis, a United States Holder will be required to include the OID in income for United States federal income tax purposes as it accrues, in accordance with a constant yield method based on interest compounding and in advance of the cash payments attributable to the income. Since the issue price of the notes is expected to be at par or within the de minimis exception, it is expected, and the rest of this disclosure assumes, that the notes should not be considered to have OID.

In certain circumstances (i.e., the exercise of the change of control put as described under“Description of the Notes—Repurchase of Notes Upon a Change of Control” above), we may pay amounts in excess of stated interest or principal on the notes or pay amounts other than stated interest prior to maturity of the notes. The potential to make such payments may implicate the provisions of United States Treasury Regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, a United States Holder might be required to accrue income on the holder’s notes in excess of stated interest, and would be required to treat as ordinary income, rather than capital gain, any gain realized on the taxable disposition of a note. The possibility that we may pay such excess amounts upon exercise of a change of control put will not cause the notes to be treated as contingent payment debt instruments if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such change of control put payments is remote. Therefore, we do not intend to treat the potential payment of these amounts as subjecting the notes to the contingent payment debt rules. Our determination that this change in control put contingency is remote is binding on a United States Holder unless such holder discloses its contrary position to the Internal Revenue Service (“IRS”) in the manner required by applicable United States Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a holder could differ materially and adversely from those discussed herein. In the event such a contingency were to occur, it would affect the amount and timing of the income recognized by a United States Holder. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a United States Holder generally will recognize taxable gain or loss equal to the difference, if any, between (i) the sum of the cash plus the fair market value of all other property received on the sale, exchange, retirement or other disposition and (ii) the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note will equal the cost of the note to the United States Holder and increased by any de minimis OID previously included in income under the election described above. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest. Amounts attributable to accrued but unpaid interest are treated as interest as described under “—Payments of Interest” above.

Gain or loss recognized on the sale, exchange, retirement or other disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition the note has been held for more than one year. Long-term capital gains of non-corporate holders are eligible for reduced rates of taxation. For corporate holders, all capital gains are currently subject to U.S. federal income tax at the same rate. The deductibility of any capital losses is subject to limitations.

Backup Withholding and Information Reporting

A United States Holder generally will be subject to United States backup withholding at the applicable rate with respect to interest, principal or redemption premium, if any, paid on a note, and the proceeds from the sale, exchange, retirement or other disposition of a note, if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. In addition, the payments of interest, principal or redemption premium to, and the proceeds of a sale, exchange, retirement or other disposition by, a United States Holder that is not an “exempt recipient” generally will be subject to information reporting requirements. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is timely furnished to the IRS.

United States Federal Tax Consequences to Non-United States Holders

Payments of Interest

Subject to the discussion below concerning backup withholding, interest paid on a note to a Non-United States Holder that is not engaged in a trade or business in the United States generally will not be subject to United States federal income or withholding tax provided that:

  the Non-United States Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

  the Non-United States Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

  the Non-United States Holder is not a bank receiving certain types of interest; and

  either

  the Non-United States Holder certifies under penalties of perjury on IRS Form W-8BEN (or a suitable substitute form) that it is not a United States person as defined in the Internal Revenue Code, and provides its name and address, or a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the securities on behalf of the Non-United States Holder certifies under penalties of perjury that such a statement has been received from the Non-United States Holder and furnishes a copy to us.

Interest paid to a Non-United States Holder not satisfying the conditions described above will be subject to United States withholding tax at a rate of 30 percent, unless an income tax treaty applies to reduce or eliminate withholding and the Non-United States Holder provides us with a properly executed IRS Form W-8BEN (or suitable substitute form) claiming the exemption or reduction in withholding.

Sale, Exchange or Retirement of the Notes

Subject to the discussion below concerning backup withholding, any gain realized by a Non-United States Holder that is not engaged in a trade or business in the United States on the sale, exchange, retirement or other disposition of a note generally will not be subject to United States federal income tax unless the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments of interest on the notes. Unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with any payment of proceeds from a sale or other disposition of a note and the Non-United States Holder may be subject to United States backup withholding on payments on the note or on the proceeds from a sale or other disposition of the note. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is timely furnished to the IRS.

Estate Tax

Subject to benefits provided by an applicable estate tax treaty, a note held by an individual who at the time of death is not a citizen or resident of the United States (as specifically defined for United States federal estate tax purposes) may be subject to United States federal estate tax upon the individual’s death unless, at such time:

  the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote; and

  the income on the note is not effectively connected to the conduct by such individual of a trade or business in the United States.

Medicare Tax on Investment Income

For taxable years beginning after December 31, 2012, a 3.8% Medicare tax is generally imposed with respect to “net investment income” above a certain threshold of certain United States citizens and residents, and on the undistributed “net investment income” of certain estates and trusts. Among other things, net investment income generally includes gross income from interest on, and net gains from the disposition of the notes, less certain deductions. Holders are urged to consult their tax advisors with respect to the tax consequences of this legislation.

Underwriting

J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., RBC Capital Markets, LLC and RBS Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Principal amount
Underwriter	of notes
J.P. Morgan Securities LLC	$40,500,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$40,500,000
Citigroup Global Markets Inc.	$40,500,000
RBC Capital Markets, LLC	$31,500,000
RBS Securities Inc.	$31,500,000
BNP Paribas Securities Corp.	$8,100,000
PNC Capital Markets LLC	$8,100,000
Fifth Third Securities, Inc.	$8,100,000
The Huntington Investment Company	$8,100,000
Comerica Securities, Inc.	$8,100,000
$225,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $3.75 per note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed $2.50 per note. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have agreed that, for a period of 30 days following the date of the underwriting agreement, we will not, without the prior written consent of J.P. Morgan Securities LLC (which consent may be withheld at the sole discretion of J.P. Morgan Securities LLC), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any of our public debt securities (including securities offered pursuant to Rule 144A under the Securities Act) having a tenor of more than one year or securities exchangeable for or convertible into our public debt securities (including securities offered pursuant to Rule 144A under the Securities Act) having a tenor of more than one year (other than as contemplated by the underwriting agreement).

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by
Meritor
Per note	1.750%

We estimate that our total expenses for this offering, excluding underwriting discounts and commissions will be approximately $1.0 million.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

  Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

  Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

  Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters or their affiliates may hold our 2018 notes or may be lenders and/or agents under other of our indebtedness, including our term loan, and may receive a portion of the proceeds of this offering. See “Use of Proceeds.”

The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state other than:

  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement, the accompanying prospectus and their respective contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on these documents or any of their contents.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  where no consideration is or will be given for the transfer; or

  where the transfer is by operation of law.

Legal Matters

The validity of the securities offered by this prospectus supplement and the accompanying prospectus will be passed on for us by Chadbourne & Parke LLP, New York, New York, as to New York law, and by Faegre Baker Daniels LLP, Indianapolis, Indiana, as to Indiana law. Certain legal matters in connection with this offering will be passed on for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

Experts

The financial statements and the related financial statement schedule, incorporated in the accompanying prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 2013, as amended, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated November 20, 2013 (which reports (1) express an unqualified opinion on the consolidated financial statements and related financial statement schedule and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated by reference in the accompanying prospectus. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

P R O S P E C T U S

Meritor, Inc.

$750,000,000
Debt Securities
Common Stock
Preferred Stock
Warrants to Purchase Debt Securities
Warrants to Purchase Common Stock
Warrants to Purchase Preferred Stock
Guarantees of Debt Securities
________________

     We may use this prospectus at any time or from time to time to offer, in one or more offerings, our debt securities, shares of our common stock, shares of our preferred stock, or warrants to purchase our debt securities, common stock or preferred stock. Any or all of the securities may be offered and sold separately or together. This prospectus also covers guarantees, if any, of our payment obligations under any debt securities, which may be given by certain of our subsidiaries, on terms to be determined at the time of the offering. The debt securities and preferred stock may be convertible into or exchangeable or exercisable for other securities. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms of these securities, and the manner in which these securities will be offered, in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplements before you invest.

     We may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.

     Our common stock is listed on the New York Stock Exchange under the symbol “MTOR”.

     Investing in these securities involves certain risks. See “Risk Factors” on page 4. You should carefully consider the risk factors described in this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus or in any applicable prospectus supplement before you decide to purchase these securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________

The date of this prospectus is November 29, 2012.

________________

ABOUT THIS PROSPECTUS

     This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, our debt securities, shares of our common stock, shares of our preferred stock, warrants to purchase our debt securities, common stock or preferred stock or any combination of the securities described in this prospectus, up to a maximum aggregate offering price of $750,000,000. This prospectus also covers guarantees, if any, of our payment obligations under any debt securities, which may be given by certain of our subsidiaries, on terms to be determined at the time of the offering.

     This prospectus provides you with a general description of the securities we may offer and the manner in which we may offer them. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities and the manner in which they will be offered. The applicable prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplements together with the additional information described below under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference”.

     You should rely only on the information contained in or incorporated by reference in this prospectus and in any applicable prospectus supplement. In the event the information set forth in a prospectus supplement differs in any way from the information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document or that the information we have filed and will file with the SEC that is incorporated by reference in this prospectus is accurate as of any date other than the filing date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

     References in this prospectus to “Meritor”, “the company”, “we”, “us” and “our” are to Meritor, Inc., its subsidiaries and its predecessors, unless the context indicates otherwise. The term “you” refers to a prospective investor.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information, including the registration statement of which this prospectus is a part and exhibits to the registration statement, with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.meritor.com. The information contained on and linked from our Internet site is not incorporated by reference into this prospectus.

     You may also inspect reports, proxy statements and other information about us at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

     We are “incorporating by reference” in this prospectus specified documents that we file with the SEC, which means:

  incorporated documents are considered part of this prospectus;

  we are disclosing important information to you by referring you to those documents; and

  information contained in documents that we file in the future with the SEC automatically will update and supersede earlier information contained in or incorporated by reference in this prospectus or a prospectus supplement (any information so updated or superseded will not constitute a part of this prospectus, except as so updated or superseded).

     We incorporate by reference in this prospectus the documents listed below and any documents that we file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus:

  Our Annual Report on Form 10-K for the year ended September 30, 2012;

  Our current report on Form 8-K filed on November 14, 2012 (solely as to Item 2.05); and

  The description of our common stock contained in our Registration Statement on Form S-4, as amended (File No. 333-36448), dated June 2, 2000, including any amendment or report that updates such description.

     Notwithstanding the foregoing, we are not incorporating any document or information furnished and not filed in accordance with SEC rules. Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Meritor, Inc., 2135 West Maple Road, Troy, Michigan 48084-7186, Attention: Investor Relations, (248) 435-1000.

CAUTIONARY STATEMENT

     This prospectus, and documents that are incorporated by reference in this prospectus, contain statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to reduced production for certain military programs and our ability to secure new military programs as our primary military programs wind down by design in future years; reliance on major original equipment manufacturer (“OEM”) customers and possible negative outcomes from contract negotiations with our major customers, including failure to negotiate acceptable terms in contract renewal negotiations; our ability to successfully manage rapidly changing volumes in the commercial truck markets and work with our customers to adjust their demands in view of rapid changes in production levels; global economic and market cycles and conditions, including a slower than anticipated recovery from the recent global economic crisis; availability and sharply rising costs of raw materials, including steel, and our ability to manage or recover such costs; our ability to manage possible adverse effects on our European operations, or financing arrangements related thereto, in the event one or more countries exit the European monetary union; risks inherent in operating abroad (including foreign currency exchange rates, implications of foreign regulations relating to pensions and potential disruption of production and supply due to terrorist attacks or acts of aggression); rising costs of pension and other postretirement benefits; the ability to achieve the expected benefits of restructuring actions; the demand for commercial and specialty vehicles for which we supply products; whether our liquidity will be affected by declining vehicle productions in the future; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; labor relations of our company, our suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of our suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; potential impairment of long-lived assets, including goodwill; potential adjustment of the value of deferred tax assets; competitive product and pricing pressures; the amount of our debt; our ability to continue to comply with covenants in our financing agreements; our ability to access capital markets; credit ratings of our debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; the outcome of actual and potential product liability, warranty and recall claims; and possible changes in accounting rules; as well as other substantial costs, risks and uncertainties, including but not limited to those detailed in our Annual Report on Form 10-K for the year ended September 30, 2012 and from time to time in our other filings with the SEC. See also the following portions of our Annual Report on Form 10-K for the year ended September 30, 2012: Item 1. Business, “Customers; Sales and Marketing;” “Competition;” “Raw Materials and Supplies;” “Employees;” “Environmental Matters;” “International Operations;” and “Seasonality; Cyclicality;” Item 1A. Risk Factors; Item 3. Legal Proceedings; and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations. These forward-looking statements are made only as of the respective dates on which they were made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

OUR COMPANY

     We are a premier global supplier of a broad range of integrated systems, modules and components to original equipment manufacturers (“OEMs”) and the aftermarket for the commercial vehicle, transportation and industrial sectors. We serve commercial truck, trailer, off-highway, military, bus and coach and other industrial OEMs and certain aftermarkets.

     Meritor was incorporated in Indiana in 2000 in connection with the merger of Meritor Automotive, Inc. and Arvin Industries, Inc. On March 30, 2011, we announced that we officially changed the company name from ArvinMeritor, Inc. to Meritor, Inc. and on that date, began trading our common stock on the New York Stock Exchange under the ticker symbol “MTOR”. Our executive offices are located at 2135 West Maple Road, Troy, Michigan 48084. Our telephone number is (248) 435-1000.

     Our fiscal year ends on the Sunday nearest September 30. Our fiscal quarters end on the Sundays nearest December 31, March 31 and June 30. All year and quarter references relate to our fiscal year and fiscal quarters, unless otherwise stated. For ease of presentation, September 30, December 31, March 31 and June 30 are sometimes used in this prospectus to represent our fiscal year end, fiscal first quarter end, fiscal second quarter end and fiscal third quarter end, respectively.

RISK FACTORS

     Investment in any securities offered pursuant to this prospectus involves a high degree of risk. You should carefully consider the information included and incorporated by reference in this prospectus and the applicable prospectus supplement before you decide to purchase these securities, including the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended September 30, 2012, as updated by periodic and current reports that we file with the SEC after the date of this prospectus. Any of these risks could cause our actual results to vary materially from recent results or from anticipated future results or could materially and adversely affect our business, financial condition and results of operations. The occurrence of any of these risks might cause you to lose all or part of your investment in these securities. Please also refer to the section above entitled “Cautionary Statement”.

USE OF PROCEEDS

     Unless otherwise specified in a prospectus supplement accompanying this prospectus, we anticipate that the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. Net proceeds may be temporarily invested before use.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated.

	Fiscal Year Ended September 30,
	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	2.27	2.29	1.33	N/A(1)	2.08

     For purposes of this table: “Earnings” are defined as pre-tax income from continuing operations, adjusted for undistributed earnings of less than majority owned subsidiaries and fixed charges excluding capitalized interest. “Fixed charges” are defined as interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.

(1)	The ratio coverage was less than 1:1. The company would have needed to generate additional pretax earnings of $42 million to achieve coverage of 1:1.

DESCRIPTION OF DEBT SECURITIES

     We may issue the debt securities offered by this prospectus under an existing indenture dated as of April 1, 1998, as supplemented as of July 7, 2000, June 23, 2006 and March 3, 2010, between us and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company as successor to The Chase Manhattan Bank), as trustee. We have summarized certain provisions of this indenture below. The summary is not complete and is qualified in its entirety by reference to the indenture. The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC. In addition to our existing indenture described below, we may issue subordinated and/or convertible debt securities, pursuant to another indenture to be entered into after the date of this prospectus, the form of which has been incorporated by reference as an exhibit to the registration statement for the securities that we have filed with the SEC. If we elect to issue debt securities under another indenture, we will describe certain provisions of that indenture in a prospectus supplement. To the extent that debt securities are guaranteed, the guarantees will be set forth in the applicable indenture or supplements thereto.

     When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement.

     We encourage you to carefully read the summary below, the applicable prospectus supplements and the indenture.

General

     Our existing indenture provides that we may issue debt securities in one or more series and does not limit the amount of debt securities that may be issued. Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness. We may issue debt securities with terms different from those of debt securities that we have previously issued. We may also issue additional amounts of a series of debt securities without the consent of the holders of that series.

     The applicable prospectus supplement will describe the terms of any series of debt securities being offered, including the following:

  the title and principal amount of the series,

  if other than U.S. dollars, the currency or currencies in which the debt securities are denominated or payable and the manner for determining the equivalent amount in U.S. dollars;

  the date or dates on which the principal (and any premium) will be payable, or the method for determining these date(s);

  the interest rate or rates, or the method of determining the rate or rates, at which the debt securities will bear interest;

  the date or dates from which interest will accrue and the date or dates on which interest will be payable;

  the place or places where payments will be made;

  any provisions for redemption of the debt securities at our option;

  any provisions that would obligate us to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder;

  the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

  whether we will issue the debt securities as registered securities, bearer securities or both, and other terms with respect to bearer securities;

  whether we will issue the debt securities in the form of global securities, the depositary for global securities and provisions for depository arrangements and other applicable terms;

  whether we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay those additional amounts;

  any provision that would determine payments on the debt securities by reference to an index;

  the person to whom we will pay any interest, if other than the record holder on the applicable record date;

  the manner in which we will pay interest on any bearer debt security, if other than upon presentation and surrender of the coupons;

  the manner in which any interest payable on any temporary global security will be paid on an interest payment date;

  any changes in or additions to the events of default or covenants contained in the indenture;

  any defeasance or covenant defeasance provisions;

  the designation of the initial exchange rate agent, if applicable;

  any conversion or exchange features of the debt securities;

  the terms of subordination applicable to any series of subordinated securities;

  the identity of the trustee, authenticating agent, security registrar and/or paying agent, if other than the trustee; and

  any other terms of the debt securities (which will not conflict with the terms of the indenture).

     We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any material special U.S. federal income tax considerations or other material special considerations applicable to debt securities we sell at an original issue discount, we will describe them in the applicable prospectus supplement. In addition, we will describe in the applicable prospectus supplement any material special U.S. federal income tax considerations and any other material special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars.

     Other than the protections which may otherwise be afforded holders of debt securities as a result of the operation of the covenants described under “—Covenants” below or as may be made applicable to the debt securities as described in the applicable prospectus supplement, there are no covenants or other provisions contained in the indenture that may afford holders of debt securities protection if there is a leveraged buyout or other highly leveraged transaction involving us.

Form and Denominations

     We may issue a particular series of debt securities as registered securities, bearer securities or as both registered and bearer securities. Unless we indicate otherwise in the applicable prospectus supplement, we will issue registered securities denominated in U.S. dollars in multiples of $1,000 and bearer securities denominated in U.S. dollars in multiples of $10,000. The indenture provides that we may issue debt securities in global form and in any denomination. Please see “—Global Securities” below. Unless otherwise indicated in the applicable prospectus supplement, bearer securities (other than global securities) will have interest coupons attached.

Registration, Transfer and Exchange

     A holder may exchange registered debt securities for other registered debt securities of the same series, in authorized denominations and with the same principal amount and terms. If debt securities of any series may be issued in both registered and bearer form, the holder may, subject to applicable laws, exchange bearer debt securities for registered debt securities of the same series, in authorized denominations and with the same principal amount and terms. All unmatured coupons, and all matured coupons in default, must be surrendered with the bearer debt security, with one exception. If a holder surrenders bearer debt securities in exchange for registered debt securities of the same series after a record date for the payment of interest and before the interest payment date, the bearer debt securities will be surrendered without the coupon relating to the interest payment. Interest will not be payable in respect of the registered debt security issued in exchange for the bearer debt security, and will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Unless otherwise specified in the prospectus supplement relating to a particular series, bearer debt securities will not be issued in exchange for registered debt securities.

     Debt securities may be exchanged, and a transfer of registered debt securities may be registered, at the office of the security registrar. We may also designate a transfer agent for this purpose for any series of debt securities. No service charge will be made for any exchange or transfer, but payment of any taxes or other governmental charges will be required. We may change the place for exchange and registration of transfer, and may rescind any designation of a transfer agent, at any time. If debt securities of a series are issuable in registered form, we will be required to maintain a transfer agent in each place of payment for that series. If debt securities of a series are issuable in bearer form, we will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for that series located outside the United States. We may at any time designate additional transfer agents with respect to any series of debt securities.

     If debt securities of a particular series are to be redeemed, we will not be required to issue, exchange or register the transfer of:

  any debt securities of that series, during a period beginning 15 days before selection of debt securities to be redeemed and ending at the close of business on the day the redemption notice is mailed (in the case of registered debt securities) or the day the notice of redemption is first published (in the case of bearer debt securities);

  any registered debt security selected for redemption, except the unredeemed portion of any debt security being redeemed in part; or

  any bearer debt security selected for redemption unless it is exchanged for a registered debt security of that series and the registered debt security is then surrendered for redemption.

Global Securities

     We may issue one or more series of the debt securities in the form of global securities that will be deposited with a depositary. This means that we will not issue certificates to each holder of debt securities of that series. Instead, one or more global securities will be issued to the depositary, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased these debt securities. The participant will then keep a record of its clients who purchased these debt securities.

     Beneficial interests in global securities will be shown on, and transfers of those interests will be made only through, records maintained by the depositary and its participants. We will make payments on the debt securities represented by a global security only to the depositary, as the registered holder of these debt securities. All payments to the participants are the responsibility of the depositary, and all payments to the beneficial holders of the debt securities are the responsibility of the participants.

     Certificates for the debt securities of the series in question may be issued to beneficial holders in some circumstances, including termination of the depositary arrangements by us or the depositary.

     If debt securities are to be issued as global securities, the prospectus supplement will name the depositary and will describe the depository arrangements and other applicable terms.

Payment and Paying Agents

     Unless otherwise indicated in the applicable prospectus supplement, payments for registered debt securities will be made at the office of the trustee in New York, New York. However, we may choose instead to pay principal by check to the registered owner against surrender of the debt securities or to pay interest on registered debt securities by (i) check mailed to the address of the registered owner or (ii) transfer to an account located in the United States maintained by the registered owner. Unless otherwise indicated in the applicable prospectus supplement, each interest payment on registered debt securities will be made to the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment.

     We may from time to time designate additional offices or agencies for payment with respect to any debt securities, approve a change in the location of any such office or agency and, except as provided above, rescind the designation of any such office or agency.

     Payments on any debt securities that are payable in a currency other than dollars may be made in dollars in certain circumstances when that currency is no longer used. The prospectus supplement for any such debt securities will describe the circumstances in which this will occur.

     Any moneys we deposit with the trustee or paying agent for the payment of principal (or premium, if any) or interest, if any, on any debt security or coupon that remains unclaimed at the end of two years after the payment is due and payable will be repaid to us upon our request. Thereafter, the holder of the debt security or coupon will look only to us for that payment.

Guarantees

     Certain subsidiaries of ours named as registrants in the registration statement of which this prospectus is a part, or any combination of them, may guarantee any or all of the series of debt securities. Guarantees may be full or limited, senior or subordinated, secured or unsecured, or any combination thereof. In all cases, however, the obligations of each guarantor under its guarantee will be limited as necessary to prevent the guarantee from being rendered voidable under fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally. The guarantees will not place a limitation on the amount of additional indebtedness that may be incurred by the guarantors.

Certain Definitions

     The following is a summary of certain defined terms used in the restrictive covenants contained in the indenture. We refer you to the indenture for a full description of all of these terms, as well as any other terms used for which no definition is provided.

  “Subsidiary” means a corporation of which we directly or indirectly own sufficient shares of voting stock to elect a majority of the board of directors.

  “Restricted subsidiary” means any subsidiary other than an unrestricted subsidiary. “Wholly-owned restricted subsidiary” means a restricted subsidiary of which we directly or indirectly own all of the outstanding capital stock and all of the funded debt.

  “Unrestricted subsidiary” means any subsidiary we designate as such from time to time. We may from time to time designate any restricted subsidiary as an unrestricted subsidiary and any unrestricted subsidiary as a restricted subsidiary; provided that:
  we may not designate a subsidiary as an unrestricted subsidiary unless at the time of the designation the subsidiary does not own, directly or indirectly, any capital stock of any restricted subsidiary or any funded debt or secured debt of ours or any of our restricted subsidiaries; and

  we may not designate a subsidiary as restricted or unrestricted unless, immediately after the designation, no default or event of default under the indenture will exist.

     Unrestricted subsidiaries will not be restricted by the various provisions of the indenture applicable to restricted subsidiaries, and the debt of unrestricted subsidiaries will not be consolidated with that of us or our restricted subsidiaries in calculating consolidated funded debt under the indenture.

  “Consolidated funded debt” means the funded debt of us and our restricted subsidiaries, determined in accordance with generally accepted accounting principles. “Funded debt” means (a) indebtedness for money borrowed having a maturity of more than 12 months, (b) certain obligations in respect of lease rentals and (c) the higher of the par value or liquidation value of preferred stock of a restricted subsidiary that is not owned by us or a wholly-owned restricted subsidiary, but does not include certain debt subordinate to the debt securities.

  “Secured debt” means indebtedness for money borrowed (other than indebtedness among us and our restricted subsidiaries), which is secured by a mortgage or other lien on any principal property of ours or a restricted subsidiary or a pledge, lien or other security interest on the stock or indebtedness of a restricted subsidiary.

  “Principal property” includes any real property (including buildings and other improvements) of ours or a restricted subsidiary, owned at or acquired after April 1, 1998 (other than any pollution control facility, cogeneration facility or small power production facility acquired after April 1, 1998), which (i) has a book value in excess of 2.5% of consolidated net tangible assets and (ii) in the opinion of our board of directors is of material importance to the total business conducted by us and our restricted subsidiaries as a whole.

  “Consolidated net tangible assets” means, at any date of computation, the total amount of our consolidated assets and our consolidated subsidiaries, less the sum of (a) all current liabilities, except for (i) any short-term debt, (ii) any current portion of long-term debt and (iii) any current portion of obligations under capital leases, and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (less unamortized debt premium) and other like intangibles as shown on a balance sheet of us and our consolidated subsidiaries prepared not more than 90 days prior to the date of computation, in all cases computed in accordance with generally accepted accounting principles.

  “Sale and lease-back transaction” means, subject to certain exceptions, sales or transfers of any principal property owned by us or any restricted subsidiary which has been in full operation for more than 180 days prior to the sale or transfer, where we have or the restricted subsidiary has the intention of leasing back the property for more than 36 months but discontinuing the use of the property on or before the expiration of the term of the lease.

Covenants

     Limitations on Liens. We and our restricted subsidiaries may not create, incur, assume or suffer to exist any secured debt without equally and ratably securing the outstanding debt securities. These restrictions do not apply to:

  secured debt existing at April 1, 1998;

  liens on property acquired or constructed after April 1, 1998 by us or a restricted subsidiary and created at the time of, or within twelve months after, the acquisition or the completion of the construction to secure all or any part of the purchase price of the property or the cost of the construction;

  mortgages on property of ours or a restricted subsidiary created within twelve months of completion of construction of a new plant or plants on the property to secure all or part of the cost of the construction;

  liens on property existing at the time the property is acquired;

  liens on stock acquired after April 1, 1998 by us or a restricted subsidiary if the aggregate cost of all such stock does not exceed 15% of consolidated net tangible assets;

  liens securing indebtedness of a successor corporation of ours to the extent permitted by the indenture;

  liens securing indebtedness of a restricted subsidiary outstanding at the time it became a restricted subsidiary;

  liens securing indebtedness of any person outstanding at the time it is merged with or substantially all its properties are acquired by us or any restricted subsidiary;

  liens on property or on the outstanding shares or indebtedness of a corporation existing at the time the corporation becomes a restricted subsidiary;

  liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement between us or any restricted subsidiary and any federal, state or municipal government or other governmental body or agency;

  extensions, renewals or replacements of the foregoing permitted liens to the extent of their original amounts;

  liens in connection with government and certain other contracts;

  certain liens in connection with taxes or legal proceedings;

  certain other liens not related to the borrowing of money; and

  liens in connection with sale and lease-back transactions as described under “—Limitations on Sale and Lease-Back”.

     In addition, we and our restricted subsidiaries may have secured debt not otherwise permitted without equally and ratably securing the outstanding debt securities if the sum of:

  the amount of such secured debt, plus

  the aggregate value of sale and lease-back transactions (subject to certain exceptions) described below, does not exceed 15% of consolidated net tangible assets.

     Limitations on Sale and Lease-Back. Sale and lease-back transactions are prohibited unless:

  we or our restricted subsidiaries are entitled to incur secured debt equal to the amount realizable upon the sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the outstanding debt securities; or

  an amount equal to the greater of net proceeds of the sale or fair value of the property sold as determined by our board of directors is applied within 180 days of the transaction:

    to the retirement of consolidated funded debt or indebtedness of ours or a restricted subsidiary that was funded debt at the time it was created; or

    to the purchase of other principal property having a value at least equal to the greater of such amounts; or

  sale and lease-back transaction involved was an industrial revenue bond, pollution control bond or similar financing arrangement between us or any restricted subsidiary and any federal, state, municipal government or other governmental body or agency.

     Limitations on Certain Consolidations, Mergers and Sales of Assets. We may consolidate with or merge into any other corporation, or convey or transfer our properties and assets substantially as an entirety to any other entity, so long as certain specified conditions are met, including:

  the corporation surviving the merger or consolidation, or which acquires the assets, is organized under the laws of the United States, or any state of the United States, and expressly assumes our obligations under the indenture; and

  after giving effect to the transaction, there is no event of default under the indenture (as defined below) or event which, after notice or lapse of time or both, would become an event of default.

     If, upon our merger or consolidation or any conveyance or transfer of our properties and assets, any principal property of ours or a restricted subsidiary would become subject to any mortgage, security interest, pledge, lien or encumbrance not otherwise permitted under the indenture, we will, prior to the transaction, secure the outstanding debt securities, equally and ratably with any other indebtedness then entitled to be so secured, by a direct lien on the principal property and certain other properties. The successor corporation formed by the consolidation or merger, or to which the conveyance or transfer is made, shall succeed to and be substituted for us under the indenture and thereafter we will be relieved of all obligations and covenants under the indenture, the debt securities and any coupons.

Defeasance and Covenant Defeasance

     Defeasance. The prospectus supplement will state whether the indenture’s defeasance provisions apply to the series of debt securities being offered. If these provisions do apply, we will be discharged from our obligations in respect of the debt securities of the series if we irrevocably deposit with the trustee, in trust, sufficient money or U.S. government securities to pay the principal of (and premium, if any) and interest, if any, and any other sums payable on the debt securities when due. We must also deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to the same federal income tax consequences as if the deposit, defeasance and discharge had not occurred. The opinion must be based on a ruling of the Internal Revenue Service or a change in applicable federal income tax law that occurred after April 1, 1998. In the event of the deposit and discharge, the holders of the debt securities would thereafter be entitled to look only to the trust fund for payments on the debt securities.

     Covenant Defeasance. The prospectus supplement will state whether the indenture’s covenant defeasance provisions apply to the series of debt securities being offered. If these provisions apply, (i) we may omit to comply with certain covenants (including the limitations on liens and sale and lease-back transactions) and (ii) the noncompliance will not be deemed to be an event of default under the indenture and the debt securities, if we irrevocably deposit with the trustee, in trust, sufficient money or U.S. government securities to pay the principal of (and premium, if any), interest, if any, and any other sums payable on the debt securities when due. We must also deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance of certain obligations and will be subject to the same federal income tax consequences as if the deposit, defeasance and discharge had not occurred. Our obligations under the indenture and debt securities other than with respect to the covenants referred to above and the events of default other than the event of default referred to above will remain in full force and effect.

Modification of Indenture and Waiver of Certain Covenants

     Without the consent of the holders of the debt securities of each series affected, we and the trustee may execute a supplemental indenture for limited purposes, including adding to our covenants or events of default, curing ambiguities, appointing a successor trustee and other changes that do not adversely affect the rights of a holder of debt securities.

     With the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected, we and the trustee may also execute a supplemental indenture to change the indenture or modify the rights of the holders of debt securities of any series. However, the consent of the holder of each outstanding debt security affected is required for execution of a supplemental indenture that would (i) change the maturity of principal of or interest, if any, on any debt security, reduce the amount of any principal, premium or interest payment, change the currency in which any debt security is payable or impair the right to bring suit to enforce any payment rights, or (ii) reduce the percentage of holders of debt securities of the series whose consent is required to authorize the supplemental indenture.

     The holders of a majority of the outstanding principal amount of the debt securities of any series may waive our compliance with certain covenants in the indenture with respect to that series.

     The indenture contains provisions for determining whether the holders of the requisite percentage of outstanding principal amount of a series of debt securities have given any request, demand, authorization, direction, notice, consent or waiver or whether a quorum is present at a meeting of holders of debt securities, in cases where debt securities were issued at a discount, where the principal amount was denominated in a foreign currency, or where the principal amount is determined with reference to an index. In addition, for these purposes, debt securities owned by us or our affiliates are deemed not to be outstanding. The indenture also contains provisions for convening meetings of the holders of a series issuable as bearer debt securities, which may be called by the trustee and also by us or the holders of at least 10% in principal amount of the outstanding debt securities of that series.

Defaults and Certain Rights on Default

     An “event of default” with respect to any series of debt securities is defined in the indenture as any of the following events:

  failure to pay any interest on the debt securities of the series for 30 days after it is due;

  failure to pay principal of (and premium, if any, on) the debt securities of the series when due, whether at maturity, upon acceleration or upon redemption;

  failure to perform any other covenant in the indenture for 90 days after notice;

  certain events of bankruptcy, insolvency, receivership or reorganization relating to us; or

  any other event of default made applicable to a particular series of debt securities and described in the applicable prospectus supplement for that series.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series. We are required to deliver to the trustee annually a written statement as to the fulfillment of our obligations under the indenture.

     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the outstanding principal amount of the debt securities of the series may declare the principal amount of all the debt securities of the series to be immediately due and payable. The declaration may, under certain circumstances, be rescinded by the holders of a majority of the outstanding principal amount of the debt securities of the series.

     Other than its duties in case of an event of default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities, unless the holders offer to the trustee reasonable security or indemnity. If they provide this reasonable security or indemnity, subject to certain limitations described in the indenture, the holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The holders of a majority of the outstanding principal amount of the debt securities of any series may waive any past default with respect to debt securities of the series except a default in payment on any of the debt securities of the series or a default with respect to a covenant that cannot be modified without the consent of the holder of each debt security affected.

Conversion Rights

     If applicable, the terms of debt securities of any series that are convertible into or exchangeable for our common stock or other securities or property will be described in an applicable prospectus supplement. These terms will describe whether conversion or exchange is mandatory, at the option of the holder or at our option. These terms may include provisions pursuant to which the number of shares of our common stock or other securities or property to be received by the holders of debt securities would be subject to adjustment.

Governing Law

     The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

     The trustee is an affiliate of one of a number of banks with which we maintain ordinary banking relationships.

DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock, as amended or superseded by any applicable prospectus supplement, includes a summary of certain provisions of our restated articles of incorporation, as amended, and our amended by-laws. This description is subject to the detailed provisions of, and is qualified by reference to, our restated articles of incorporation, as amended, and our amended by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

     We are authorized to issue (1) 500,000,000 shares of common stock, with a par value of $1 per share, of which 96,524,636 shares were outstanding as of November 7, 2012 and (2) 30,000,000 shares of preferred stock, without par value, of which 2,000,000 shares are designated as Series A Junior Participating Preferred Stock. The authorized shares of our common stock and preferred stock are available for issuance without further action by our shareowners, unless the action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our shareowners is not so required, our board of directors may determine not to seek shareowner approval.

     Certain of the provisions described below could have the effect of discouraging transactions that might lead to a change of control of us. These provisions:

  establish a classified board of directors whereby our directors are elected for staggered terms in office so that only one-third of our directors stand for election in any one year;

  require shareowners to provide advance notice of any shareowner nominations of directors or any proposal of new business to be considered at any meeting of shareowners;

  require a supermajority vote to remove a director or to amend or repeal certain provisions of our restated articles of incorporation, as amended;

  require that any action by written consent of shareowners without a meeting be unanimous;

  preclude shareowners from amending our by-laws or calling a special meeting of shareowners; and

  include fair price provisions and other restrictions on certain business combinations.

Common Stock

     Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or declared and set aside. In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock.

     Each holder of our common stock is entitled to one vote for each share of common stock outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors. Our restated articles of incorporation, as amended, provide that, unless otherwise determined by our board of directors, no holder of our common stock has any preemptive right to purchase or subscribe for any stock of any class which we may issue or sell.

     Computershare (successor to The Bank of New York Mellon’s Shareowner Services business) is the transfer agent and registrar for our common stock.

Preferred Stock

     General. Our restated articles of incorporation, as amended, permit us to issue up to 30,000,000 shares of our preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our shareowners. The designations and the relative rights, preferences and limitations of the preferred stock of each series will be fixed by an amendment to our restated articles of incorporation, as amended, relating to each series adopted by our board, including:

  the maximum number of shares in the series and the distinctive designation;

  the terms on which dividends, if any, will be paid;

  the terms on which the shares may be redeemed, if at all, including any restrictions on the repurchase or redemption of such shares by us while there is an arrearage in the payment of dividends or sinking fund installments if applicable;

  the terms of any sinking fund for the purchase or redemption of the shares of the series;

  the amounts payable on shares in the event of liquidation, dissolution or winding up;

  the terms and conditions, if any, on which the shares of the series shall be convertible into our shares of any other class or series or any other securities of ours or of any other corporation;

  the restrictions on the issuance of shares of the same series or any other class or series; and

  the voting rights, if any, of the shares of the series.

     Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt.

Series A Junior Participating Preferred Stock

     Our restated articles of incorporation, as amended, authorize us to issue up to 2,000,000 shares designated as “Series A Junior Participating Preferred Stock”, none of which are outstanding as of the date hereof. The Series A Junior Participating Preferred Stock was created in connection with our shareholder rights plan which is now expired.

     Holders of Series A Junior Participating Preferred Stock are entitled, in preference to holders of common stock, to such dividends as the board of directors may declare out of funds legally available for the purpose. Each share of Series A Junior Participating Preferred Stock is entitled to a minimum preferential quarterly dividend payment of $1 per share but is entitled to an aggregate dividend of 100 times the dividend declared per share of common stock whenever such dividend is declared. In the event of liquidation, the holders of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A Junior Participating Preferred Stock will have 100 votes, voting together with common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of common stock. These rights will be protected by customary antidilution provisions. Series A Junior Participating Preferred Stock is not redeemable.

     Because of the nature of the Series A Junior Participating Preferred Stock’s dividend, liquidation and voting rights, the value of a one one-hundredth interest in a share of Series A Junior Participating Preferred Stock should approximate the value of one share of common stock.

Certain Provisions in our Restated Articles of Incorporation, as Amended, and Amended By-Laws

     Our restated articles of incorporation, as amended, and amended by-laws contain various provisions intended to (1) promote the stability of our shareowner base and (2) render more difficult certain unsolicited or hostile attempts to take us over which could disrupt us, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business.

     Pursuant to our restated articles of incorporation, as amended, the number of directors is fixed by our board of directors. Our restated articles of incorporation, as amended, provide that other than directors elected by the holders of any series of preferred stock or any other series or class of stock except common stock, our directors are divided into three classes, each class to consist as nearly as possible of one-third of the directors. The Indiana Business Corporation Law was amended effective July 1, 2009, to require every corporation that has a class of voting shares registered with the SEC under Section 12 of the Exchange Act to maintain a classified board structure whereby its directors are elected for staggered terms in office. Corporations that were publicly-held at the time the classified board mandate became effective had until July 31, 2009, to amend their by-laws to elect not to be subject to this requirement. We did not amend our amended by-laws within the prescribed time and, accordingly, we are required to maintain our current classified board structure. Our amended by-laws provide that directors elected by shareowners at an annual meeting of shareowners will be elected by a plurality of all votes cast. Under our majority voting policy (which is not part of our by-laws), any nominee for director who is elected but who receives a greater number of “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation after the certification of the shareowner vote. Our Corporate Governance and Nominating Committee considers the resignation and recommends to our board of directors what action should be taken. Under our majority voting policy, our board of directors is required to take action and publicly disclose the decision and its underlying rationale within 90 days of the shareowner vote. Currently, the terms of office of the three classes of directors expire, respectively, at our annual meetings in 2013, 2014 and 2015. The term of the successors of each such class of directors expires three years from the year of election.

     Our restated articles of incorporation, as amended, contains a fair price provision pursuant to which a business combination (as defined in our restated articles of incorporation, as amended) between us or one of our subsidiaries and an interested shareowner (as defined in our restated articles of incorporation, as amended) requires approval by the affirmative vote of the holders of not less than 80 percent of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the business combination is approved by at least two-thirds of the continuing directors (as defined in our restated articles of incorporation, as amended) or certain fair price criteria and procedural requirements specified in the fair price provision are met.

     Any amendment or repeal of the fair price provision, or the adoption of provisions inconsistent therewith, must be approved by the affirmative vote of the holders of not less than 80 percent of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the amendment, repeal or adoption were approved by at least two-thirds of the continuing directors.

     Our restated articles of incorporation, as amended, and amended by-laws provide that a special meeting of shareowners may be called only by a resolution adopted by a majority of the total number of directors which we would have if there were no vacancies. Shareowners are not permitted to call, or to require that the board of directors call, a special meeting of shareowners. Moreover, the business permitted to be conducted at any special meeting of shareowners is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. Our amended by-laws establish an advance notice procedure for shareowners to nominate candidates for election as directors or to bring other business before meetings of our shareowners.

     Our restated articles of incorporation, as amended, provide that the affirmative vote of at least 80 percent of the voting power of all of our outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, would be required to amend or repeal the provisions of our articles with respect to the election or removal of directors, the right to call a special shareowners’ meeting, business combinations, or the right to adopt any provision inconsistent with the preceding provisions. In addition, our restated articles of incorporation, as amended, provide that our board of directors has exclusive authority to make, alter, amend and repeal our by-laws and that our shareowners have no power to do so.

     The foregoing summary is qualified in its entirety by the provisions of our restated articles of incorporation, as amended, and amended by-laws, copies of which have been filed with the SEC.

Indiana Restrictions on Business Combinations

     The Indiana Business Corporation Law contains a statutory antitakeover defense that restricts the ability of a “resident domestic corporation” to engage in any business combination with an “interested shareholder” for five years after the interested shareholder’s date of acquiring shares unless the business combination or the purchase of shares by the interested shareholder on the interested shareholder’s share acquisition date is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the five-year period only if the shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of these provisions, “resident domestic corporation” means an Indiana corporation that has 100 or more shareholders. “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation and at any time within the five-year period immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. These provisions do not apply to a corporation that so elects in its original articles of incorporation or in an amendment to its articles of incorporation approved by a majority of the disinterested shares. Such an amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. Our restated articles of incorporation, as amended, do not exclude us from these provisions.

DESCRIPTION OF THE WARRANTS

     The following summarizes the terms of the debt warrants, common stock warrants and preferred stock warrants we may issue. This description is subject to the detailed provisions of a warrant agreement that we will enter into with a warrant agent we select at the time of issue.

General

     We may issue warrants evidenced by warrant certificates under the warrant agreement independently or together with any securities we offer by any prospectus supplement. If we offer warrants, the applicable prospectus supplement will describe the terms of the warrants, including:

  the price or prices at which warrants will be issued, if any;

  the principal amount of debt securities or the number of shares of common or preferred stock purchasable upon exercise of one warrant and the initial price at which the principal amount of debt securities or shares, as applicable, may be purchased upon exercise;

  in the case of debt warrants, the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants;

  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with the underlying securities;

  in the case of preferred stock warrants, if applicable, the designation and terms of the preferred stock purchasable upon exercise of the preferred stock warrants;

  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

  the dates on which the right to exercise the warrants begins and expires;

  if necessary, certain material United States federal income tax consequences;

  call provisions, if any;

  whether the warrants represented by the warrant certificates will be issued in registered or bearer form;

  information with respect to book-entry procedures, if any;

  the currency or currencies in which the offering price and exercise price are payable;

  the identity of the warrant agent for the warrants; and

  if applicable, the antidilution provisions of the warrants.

Rights as Holders of Debt Securities

     Debt warrant holders, as such, will not have any of the rights of holders of debt securities, except to the extent that the consent of debt warrant holders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, debt warrant holders will not be entitled to payments of principal of and interest, if any, on the debt securities.

No Rights as Shareowners

     Holders of stock warrants, as such, will not be entitled to vote, to consent, to receive dividends or to receive notice as shareowners with respect to any meeting of shareowners, or to exercise any rights whatsoever as our shareowners.

PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

  to or through underwriters or dealers;

  directly to purchasers or to a single purchaser;

  through agents; or

  through a combination of any of these methods.

     The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

  the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

  any delayed delivery arrangements;

  the public offering price or purchase price of the securities and the proceeds to us from the sale of the securities and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents; and

  any securities exchanges on which the securities may be listed.

     The offer and sale of the securities described in this prospectus by us, underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

  at a fixed price or prices, which may be changed;

  at market prices prevailing at the time of sale;

  at prices relating to such prevailing market prices; or

  at negotiated prices.

     Offerings of our equity securities under this prospectus may also be made into an existing trading market for the securities in transactions at other than a fixed price, either:

  on or through the facilities of any national securities exchange or quotation service on which the securities may be listed, quoted or traded at the time of sale; or

  to or through a market maker otherwise than on the exchanges or quotation or trading services.

     The at-the-market offerings, if any, will be conducted by underwriters, dealers or agents acting as our principal or agent, who may also be third-party sellers of securities as described above.

     Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents or remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

Sales through Underwriters or Dealers

     Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities unless otherwise specified in the applicable prospectus supplement in connection with any particular offering of securities.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include short sales, over-allotment and stabilizing transactions and purchases to cover positions created by short sales. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

     Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

     We may sell some or all of the securities covered by this prospectus through:

  purchases by a dealer, as principal, who may then resell those securities to the public for its account at varying prices determined by the dealer at the time of resale;

  block trades in which a dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

  ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

Direct Sales and Sales through Agents

     We may sell the securities directly. Direct sales to investors may be accomplished through subscription offerings or through subscription rights distributed to our shareowners. In connection with subscription offerings or the distribution of subscription rights to shareowners, if all of the underlying offered securities are not subscribed for, we may sell such unsubscribed offered securities to third parties directly and, in addition, whether or not all of the underlying offered securities are subscribed for, we may concurrently offer additional offered securities to third parties directly.

     If indicated in an applicable prospectus supplement, we may sell the securities through agents from time to time, which agents may be affiliated with us. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment, unless otherwise specified in the applicable prospectus supplement.

Remarketing Arrangements

     Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Institutional Purchasers

     We may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will provide any such arrangement, including the offering price and commissions payable on the solicitations.

Indemnification; Other Relationships

     Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed on for us by Chadbourne & Parke LLP, New York, New York, as to New York law, and by Faegre Baker Daniels LLP, Indianapolis, Indiana, as to Indiana law, and if the securities are being distributed in an underwritten offering, the validity of the securities will be passed on for the underwriters by their own counsel, who will be named in the prospectus supplement.

EXPERTS

     The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 2012, and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.